Exhibit 4.1

EXECUTION VERSION

IMPERIAL HOLDINGS, INC.,

as Issuer,

and the Guarantors named herein

12.875% Senior Secured Notes

INDENTURE

Dated as of November 10, 2014

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Indenture Trustee

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EXHIBIT INDEX

Exhibit A	-	Form of Note and Indenture Trustee’s Certificate of Authentication	A
Exhibit B	-	Form of Transferor Certificate	B-1
		Form of Transferee Certificate	B-2
Exhibit C	-	Indenture Trustee Signature Page Legend	C

SCHEDULE INDEX

Schedule 1.01(a)	Deposit Accounts	S-1
Schedule 1.01(b)	Pledged Subsidiaries	S-2
Schedule 4.03	Existing Indebtedness	S-3
Schedule 4.07	Equityholders / Stockholders Agreements	S-4

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INDENTURE dated as of November 10, 2014 among Imperial Holdings, Inc., a Florida corporation (the “Issuer”), the Guarantors identified on the signature pages hereto and from time to time a party hereto, and Wilmington Trust, National Association, as indenture trustee (as more fully defined in Section 1.01, the “Indenture Trustee”).

PRELIMINARY STATEMENT

The Issuer has duly authorized the execution and delivery of this Indenture to provide for the issuance of its senior secured notes (the “Notes” (such term including the Additional Notes, as defined below)) to be issued pursuant to this Indenture in an aggregate amount not to exceed $100,000,000. All covenants and agreements made by the Issuer herein are for the benefit and security of the Holders and the Indenture Trustee (collectively, the “Secured Parties”). The Issuer has entered into this Indenture, and the Indenture Trustee has accepted the trust created hereby, for good and valuable consideration, the receipt and sufficiency of which have been and are hereby acknowledged by the parties hereto.

All things necessary to make the Notes, whenever the Notes are (or have been) executed by the Issuer and authenticated and delivered by the Indenture Trustee hereunder and duly issued by the Issuer, the valid and legally binding obligations of the Issuer enforceable in accordance with their terms, and to make this Indenture a valid and legally binding agreement of the Issuer enforceable in accordance with its terms, have been done.

GRANTING CLAUSE

The Issuer hereby Grants to the Indenture Trustee, for the benefit and security of the Secured Parties, all of its right, title and interest, whether now owned or hereafter acquired in, to and under the following property (collectively, the “Trust Estate”):

(i) Accounts (as defined in the UCC), including Health-Care-Insurance Receivables (as defined in the UCC).

(ii) Certificated Securities (as defined in the UCC).

(iii) Chattel Paper (as defined in the UCC).

(iv) All of the Issuer’s rights (including rights as licensee and lessee) with respect to (A) computer and other electronic data processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware; (B) all Software (as defined in the UCC), and all software programs designed for use on the computers and electronic data processing hardware described in clause (A) above, including all operating system software, utilities and application programs in any form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever); (C) any firmware associated with any of the foregoing; and (D) any documentation for hardware, Software and firmware described in clauses (A), (B), and (C) above, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes (the “Computer Hardware and Software”) and all rights with respect to the Computer Hardware and Software, including any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and any substitutions, replacements, additions or model conversions of any of the foregoing.

(v) Any right of the Issuer to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

(vi) Deposit Accounts (as defined in the UCC), including, without limitation, the accounts listed on Schedule 1.01(a).

(vii) Documents (as defined in the UCC).

(viii) Equipment (as defined in the UCC).

(ix) Financial Assets (as defined in the UCC).

(x) General Intangibles (as defined in the UCC), including Payment Intangibles (as defined in the UCC) and Software, including, without limitation, all dividends and distributions from the Issuer’s first-tier Subsidiaries that are not Excluded Subsidiaries.

(xi) Goods (as defined in the UCC) (including all of its Equipment, Fixtures and Inventory, all as defined in the UCC), and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor.

(xii) Instruments (as defined in the UCC).

(xiii) All past, present and future: trade secrets, know-how and other proprietary information; trademarks, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights, unpatented inventions (whether or not patentable); patent applications and patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing (the “Intellectual Property”).

(xiv) Inventory (as defined in the UCC).

(xv) Investment Property (as defined in the UCC), including, without limitation, all dividends and distributions from the Issuer’s first-tier Subsidiaries that are not Excluded Subsidiaries.

(xvi) Money (of every jurisdiction whatsoever) (as defined in the UCC).

(xvii) Letter-of-Credit Rights (as defined in the UCC).

(xviii) Payment Intangibles (as defined in the UCC).

(xix) Security Entitlements (as defined in the UCC).

(xx) Software (as defined in the UCC).

(xxi) Uncertificated Securities (as defined in the UCC).

(xxii) (a) 100% of the issued and outstanding Equity Interests of the Guarantors and (b) 65% of the issued and outstanding Equity Interests directly owned by the Issuer of Shinola and any other owned or acquired first-tier Foreign Subsidiaries (the “Pledged Collateral”), including but not limited to (A) any Equity Interests which are described on Schedule 1.01(b) hereto and (B) all shares, securities, membership interests or other equity interests representing a dividend on any of the Pledged Collateral, or representing a distribution or return of capital upon or in respect of the Pledged Collateral, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder of, or otherwise in respect of, the Pledged Collateral.

(xxiii) To the extent not included in the foregoing, all other personal property of the Issuer of any kind or description; together with all books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all Proceeds (as defined in the UCC), products, offspring, rents, issues, profits and returns of and from any of the foregoing; provided that to the extent that the provision of any lease or license of Computer Hardware or Software or Intellectual Property expressly prohibit (which prohibition is enforceable under applicable law) any assignment thereof, and the grant of a security interest therein, the Secured Parties will not enforce its security interest in the Issuer’s rights under such lease or license (other than in respect of the Proceeds thereof) for so long as such prohibition continues, it being understood that upon the request of the Indenture Trustee, the Issuer will in good faith use reasonable efforts to obtain consent for the creation of a security interest in favor of Secured Parties (and to the Secured Parties’ or the Indenture Trustee’s enforcement of such security interest) in such Secured Parties’ rights under such lease or license.

Notwithstanding the foregoing, for the avoidance of doubt, the Trust Estate shall not include any Excluded Property and the Grant by the Issuer of its right, title and interest to the Trust Estate and Collateral hereunder shall not include a Grant of any interest in the Excluded Property.

Such Grant is made, however, in trust, to secure the Notes equally and ratably without prejudice, priority or distinction between any Note and any other Note by reason of difference in time of issuance or otherwise, except as expressly provided in this Indenture, and to secure, subject to and in accordance with the priorities set forth herein, (i) the payment of all amounts due on the Notes in accordance with their respective terms, and (ii) the payment of all other sums payable under this Indenture and the other Transaction Documents (collectively, the “Secured Obligations”).

Until payment in full of the Secured Obligations and except to the extent otherwise provided in this Indenture, the Issuer does hereby constitute and irrevocably appoint the Indenture Trustee the true and lawful attorney of the Issuer, with full power (in the name of the Issuer or otherwise), to exercise all rights of the Issuer with respect to the Trust Estate, and to ask, require, demand, receive, settle, compromise, compound and give acquittance for any and all moneys and claims for moneys due and to become due under or arising out of any of the Trust Estate, to indorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings which the Indenture Trustee may deem to be necessary or advisable. The power of attorney granted pursuant to this Indenture and all authority hereby conferred are granted and conferred solely to protect the Indenture Trustee’s interest in the Trust Estate, and shall not impose any duty upon the Indenture Trustee to exercise any power. This power of attorney shall be irrevocable as one coupled with an interest prior to the payment in full of all the Secured Obligations.

This Indenture shall constitute a security agreement under the laws of the State of New York. In addition to any other rights available under this Indenture or any property included in the Trust Estate, or otherwise available at law or in equity, the Indenture Trustee shall have all rights and remedies of a secured party under the laws of the State of New York and other applicable law to enforce the security interest granted herein in the manner and at the times specified herein and, in addition, shall have the right, subject to compliance with any mandatory requirements of applicable law, to sell or apply any item of the Trust Estate in accordance with the terms hereof at public or private sale.

It is expressly agreed that anything therein contained to the contrary notwithstanding, the Issuer shall remain liable under any instruments or other agreements included in the Trust Estate to perform all the obligations assumed by it thereunder, all in accordance with and pursuant to the terms and provisions thereof, and except as otherwise expressly provided herein, the Indenture Trustee shall not have any obligations or liabilities under such instruments or other agreements by reason of or arising out of this Indenture, nor shall the Indenture Trustee be required or obligated in any manner to perform or fulfill any obligations of the Issuer under or pursuant to such instruments or other agreements or to make any payment, to make any inquiry as to the nature or sufficiency of any payment received by it, to present or file any claim, or to take any action to collect or enforce the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

The Indenture Trustee acknowledges such Grant, accepts the trusts hereunder in accordance with the express provisions hereof, and agrees to perform its duties herein pursuant to the express terms hereof.

GENERAL COVENANT

AND IT IS HEREBY COVENANTED AND DECLARED that the Notes are to be authenticated and delivered by the Indenture Trustee, that the Trust Estate is to be held by or on behalf of the Indenture Trustee and that monies in the Trust Estate are to be applied by the Indenture Trustee for the benefit of the Holders, subject to the further covenants, conditions and trusts hereinafter set forth, and each of the Issuer and each of the Guarantors does hereby represent and warrant, and covenant and agree, to and with the Indenture Trustee, for the equal and proportionate benefit and security of each Holder, as follows:

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. Definitions.

“Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Required Holders, among any Obligor, a banking institution holding such Obligor’s funds, and the Indenture Trustee with respect to collection and control of all deposits and balances held in an account maintained by any Obligor with such banking institution.

“Additional Issue Date” means the date of an Additional Issuance.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Asset Sale” means the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets of any Group Company (including of any Life Policy owned by any Group Company and including Capital Stock owned by such Group Company in any Subsidiary) (each referred to in this definition as a “disposition”), other than:

(a) a disposition of Cash Equivalents or obsolete, damaged or worn out property or equipment, in each case in the Ordinary Course of Business;

(b) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 4.04;

(c) the lease, assignment or sublease of any real or personal property in the Ordinary Course of Business;

(d) dispositions consisting of Permitted Liens;

(e) dispositions of receivables in connection with the compromise, settlement or collection thereof in the Ordinary Course of Business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(f) any surrender or waiver of contract rights or the settlement of, release of, recovery on or surrender of contract, tort or other claims of any kind;

(g) dispositions of assets comprising first-priority collateral in respect of the White Eagle Credit Facility or other assets owned by Excluded Subsidiaries;

(h) the sale of structured settlements in the Ordinary Course of Business by Washington Square Financial, LLC and its Wholly Owned Subsidiaries;

(i) the sale of Life Policies by a Group Company (other than Red Reef) to a Group Company;

(j) the sale of Life Policies in the Ordinary Course of Business (other than by Red Reef); and

(k) the disposition of Life Policies that are pledged as collateral under the White Eagle Credit Facility in accordance with Section 2.7 thereof.

“Board of Directors” means, as to any Person, the Board of Directors or Board of Managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof. References in this Indenture to directors (on a Board of Directors) shall also be deemed to refer to managers (on a Board of Managers).

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City or the city in which the Indenture Trustee’s Corporate Trust Office is located.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

in each case to the extent treated as equity in accordance with GAAP.

“Cash Equivalents” means:

(1) U.S. Dollars;

(2) securities issued or directly and fully guaranteed or insured by the U.S. government maturing not more than two years from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, with maturities not exceeding one year and with any commercial bank having capital and surplus in excess of $500,000,000 and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least “A-1” or the equivalent thereof by Moody’s or S&P, and maturing within one year after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P, with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons (other than an Affiliate of the Issuer) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s, with maturities not exceeding two years from the date of acquisition; and

(8) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.

“Change of Control” means the occurrence of any of the following events:

(i) other than to the Investor, the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuer; or

(ii) the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision), but not including the Investor, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Issuer; or

(iii) individuals who on the Initial Issue Date constituted the Board of Directors of the Issuer (together with any new directors whose election by the Board of

Directors of the Issuer, or whose nomination for election by the shareholders of the Issuer, was approved or ratified by a vote of a majority of the directors of the Issuer, then still in office who were either directors on the Initial Issue Date or whose election or nomination was previously so approved or ratified) cease for any reason (other than due to the exercise of a right by the Investor to appoint a member of the Board of Directors) to constitute a majority of the Board of Directors of the Issuer, then in office.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” means any direct or indirect Domestic Subsidiary that has no material assets other than the Capital Stock or Indebtedness of one or more CFCs or CFC Holdcos.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means the Trust Estate and all other property subject, or purported to be subject from time to time, to a Lien under any Security Documents.

“Collateral Policies” means all Life Policies now owned (beneficially or otherwise) or hereafter acquired by Red Reef or Harbordale (other than any interest in such Life Policies constituting Excluded Property).

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Convertible Notes” means the Issuer’s 8.50% Convertible Notes due 2019.

“Corporate Trust Office” with respect to the Indenture Trustee, means the office of the Indenture Trustee at which at any particular time its corporate trust business shall be administered, which office on the date of this Indenture is located at 300 Park Street, Suite 390 Birmingham, Michigan 48009 (Attention: Capital Markets Insurance Services, Facsimile: (248)

723-5424, Telephone: (248) 723-5422) or at such other address as the Indenture Trustee may designate from time to time by notice to the Holders and the Issuer, or the principal corporate trust office of any successor Indenture Trustee (the address of which the successor Indenture Trustee will notify the Holders and the Issuer).

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Domestic Subsidiary” means a Subsidiary that is organized under the laws of any jurisdiction in the United States, any state thereof or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Obligor, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any Reportable Event; (b) the existence with respect to any Plan of a Prohibited Transaction; (c) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, including any “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure by any Obligor or any ERISA Affiliate to make any required contribution to a Multiemployer Plan; (d) the incurrence by any Obligor or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (f) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Title IV of ERISA); (g) the receipt by any Obligor or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (h) the incurrence by any Obligor or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; or (i) the receipt by any Obligor or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Obligor or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Property” means:

(a) any Equity Interests of, or any profit participating or other notes issued by, any Foreign Subsidiary in excess of 65% of the Equity Interests of, or any profit participating or other notes issued by, such Foreign Subsidiary or any property or assets of any Foreign Subsidiary;

(b) any permit or license or any contractual obligation entered into by the Issuer or any Guarantor (A) that prohibits or requires the consent of any Person other than the Issuer or any of its Affiliates as a condition to the creation by the Issuer or such Guarantor of a Lien on any right, title or interest in such permit, license or contractual agreement or any Equity Interests or equivalent related thereto or (B) to the extent that any Requirement of Law applicable thereto prohibits the creation of a Lien thereon, but only, with respect to the prohibition in (A) and (B), to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code or any other Requirement of Law applicable to the Issuer or the Guarantors;

(c) fixed or capital assets owned by the Issuer or any Guarantor that are subject to a purchase money Lien or a capital lease if the contractual obligation pursuant to which such Lien is granted (or in the document providing for such capital lease) prohibits or requires the consent of any Person other than the Issuer or any of its Affiliates as a condition to the creation of any other Lien on such equipment;

(d) Excluded Subsidiaries;

(e) assets and property owned by Excluded Subsidiaries;

(f) any distributions from a CFC Holdco or CFC in excess of 65% of such distribution; and

(g) any interest (whether beneficial, contractual or ownership) in a Life Policy possessed or retained by one or more third parties upon such policy’s acquisition by an Affiliate of the Issuer where such retention was contemplated in connection with the acquisition of such policy.

“Excluded Subsidiaries” means

(a) any Subsidiary that is not a Wholly Owned Subsidiary,

(b) any Subsidiary:

(i) that (i) is prohibited by (A) any Requirement of Law or (B) any contractual obligation that, in the case of this clause (B), exists on the Initial Issue Date or at the time such Person becomes a Subsidiary (which contractual obligation was not entered into in contemplation of such Person becoming a Subsidiary) from providing a Guarantee,

(ii) that would require a governmental consent, approval, license or authorization (including any regulatory consent, approval, license or authorization) to provide a Guarantee (including any regulatory consent, approval, license or authorization) unless such consent, approval, license or authorization has been obtained,

(c) any CFC Holdco and/or (ii) any Domestic Subsidiary that is a direct or indirect subsidiary of any Foreign Subsidiary that is a CFC; and

(d) OLIPP IV, LLC and any Subsidiary of OLIPP IV, LLC so long as the White Eagle Credit Facility is outstanding; and

(e) Imperial Life Settlements, LLC, so long as such Subsidiary primarily acts as a licensed life settlement provider.

Notwithstanding the foregoing, at no time shall Harbordale or Red Reef be an Excluded Subsidiary.

“Extended Maturity Date” means the date that is four years after the Initial Issue Date.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“FATCA” means Sections 1471 through 1474 of the Code and any current or future regulations promulgated thereunder or official interpretations thereof, and including any agreements entered into pursuant to Section 1471(b) of the Code or applicable intergovernmental agreements.

“FATCA Withholding Tax” means any withholding taxes imposed on or in respect of any Note pursuant to FATCA.

“Fee Letter” means that certain letter agreement dated as of the date hereof between the Issuer and the Investor.

“Financial Officer” of any Person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such Person.

“Final Maturity Date” means the later of the Initial Maturity Date or, if exercised in accordance with Section 2.15, the Extended Maturity Date.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession. For the purposes of this Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Subsidiaries.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Grant” means to mortgage, pledge, bargain, sell, warrant, alienate, demise, convey, assign, transfer, grant a security interest in, create a right of setoff against, deposit, set over and confirm. A Grant of any item of Collateral shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including without limitation the immediate and continuing right to claim for, collect, receive and give receipt for principal and interest payments in respect of such item of Collateral and all other monies and proceeds payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring proceedings in the name of the granting party or otherwise, and generally to do and receive anything which the granting party is or may be entitled to do or receive thereunder or with respect thereto.

“Group Companies” means the Issuer and its Subsidiaries.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the Ordinary Course of Business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the obligations of the Issuer under this Indenture and the Notes by any Person in accordance with the provisions of this Indenture.

“Guarantors” means each of Harbordale, LLC, Imperial Premium Finance, LLC, Imperial Finance & Trading, LLC, Imperial Life and Annuity Services, LLC, Imperial Litigation Funding, LLC, Red Reef Alternative Investments, LLC and Washington Square Financial and any direct Domestic Subsidiaries of the Issuer (other than the Excluded Subsidiaries) that are required to become Guarantors pursuant to Section 4.18.

“Harbordale” means Harbordale, LLC.

“Harbordale Securities Account Control Agreement” means the amended and restated securities account control and custodian agreement, entered into by Harbordale, the Indenture Trustee, the Securities Intermediary, and the Custodian (as defined therein) as the same may be amended from time to time in accordance with the terms thereof, in form and substance reasonably satisfactory to the Required Holders.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or asset prices.

“Holder” means the Person in whose name a Note is registered on the Note Registrar’s books.

“Increase Date” shall mean the Initial Maturity Date only if the Extension Notice has been delivered in accordance with Section 2.15 or if the Notes are not repaid in full on the Initial Maturity Date.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor Incurred in the Ordinary Course of Business and (ii) any liabilities accrued in the Ordinary Course of Business), which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of capitalized lease obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the Ordinary Course of Business); and

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value (as determined in good faith by the Issuer) of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the Ordinary Course of Business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; or (4) any earn-out obligations, purchase price adjustments, deferred purchase money amounts, milestone and/or bonus payments (whether performance or time-based), and royalty, licensing, revenue and/or profit sharing arrangements, in each case, characterized as such and arising expressly out of purchase and sale contracts, development arrangements or licensing arrangements.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Indenture Trustee” means the party named as such in this Indenture until a successor replaces it in accordance with the applicable provisions of this Indenture and, thereafter, means such successor.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

“Initial Issue Date” means November 10, 2014.

“Initial Maturity Date” means the date that is three years after the Initial Issue Date.

“Initial Note Balance” means, for any Note, the principal amount stated on the face of such Note at the time it is issued.

“Interest Period” means the period from and including, with respect to the Notes other than the Additional Notes, the Initial Issue Date to but excluding the initial Payment Date, and with respect to the Additional Notes, the applicable Additional Issue Date to but excluding the next scheduled Payment Date, and thereafter for all Notes each period from and including a Payment Date to but excluding the following Payment Date (or the Final Maturity Date, in the case of the last Interest Period).

“Investment Company Act” shall mean the Investment Company Act of 1940, together with the rules and regulations promulgated thereunder, as amended from time to time.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the Ordinary Course of Business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

“Investor” means Indaba Capital Fund, L.P. or any of its Affiliates.

“Irish Share Charge” means the share charge to be entered into by and between the Issuer and the Indenture Trustee with respect to the charge by the Issuer of the Equity Interests of Shinola, in form and substance reasonably satisfactory to the Required Holders.

“Issuer Order” means a written request or order signed in the name of the Issuer by an Officer of the Issuer.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Life Policy” means any life insurance policy.

“Material Adverse Effect” means a material adverse effect on (a) the business, property, operations, condition (financial or otherwise) or prospects of (i) the Issuer, or (ii) the Issuer and its Subsidiaries taken as a whole, (b) the validity or enforceability of this Indenture or any of the other Transaction Documents or the rights or remedies of the Indenture Trustee or the Holders hereunder or thereunder or of the Liens created by any of the Security Documents, (c) the value of the Collateral Policies, taken as a whole, or (d) the ability of any Obligor to perform its obligations under the Transaction Documents.

“Minimum Net Worth” means $100,000,000.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Multiemployer Plan” means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means (i) the aggregate cash proceeds received by the Issuer or any Group Company in respect of any Asset Sale or the maturity of any Life Policy excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements to the extent related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness (other than the Secured Obligations) required to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by such Group Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by such Group Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities against any indemnification obligations associated with such transaction, or (ii) the aggregate cash proceeds received by the Issuer or any other Group Company in respect of the issue of any Capital Stock or the incurrence of Indebtedness, net of the direct costs relating thereto (including, without limitation, legal, accounting and investment banking fees, discount, and brokerage and sales commissions).

“Net Worth” means, with respect to any Person as of any date, the amount by which total assets on a balance sheet of such Person exceed total liabilities (such liabilities to include, without limitation, all contingent liabilities) on a balance sheet of such Person on such date, as determined in accordance with the accounting principles used to prepare the financial statements referred to in Section 4.02.

“Note Balance” means, with respect to any Note, as of any date, the Initial Note Balance of such Note less any principal previously paid on such Note.

“Noteholder FATCA Information” means information sufficient to eliminate the imposition of, or determine the amount of, U.S. withholding tax under FATCA.

“Noteholder Tax Identification Information” means properly completed and signed tax certifications (generally, in the case of U.S. Federal Income Tax, IRS Form W-9 (or applicable successor form) in the case of a person that is a “United States Person” within the meaning of Section 7701(a)(30) of the Code or the appropriate IRS Form W-8 (or applicable successor form) in the case of a person that is not a “United States Person” within the meaning of Section 7701(a)(30) of the Code).

“Note Interest Rate” means 12.875% per annum; provided that for any Note outstanding after the Increase Date, the Note Interest Rate thereon shall be 14.50% per annum on and after the Increase Date.

“Note Purchase Agreement” means the Note Purchase Agreement, dated as of November 10, among the Issuer, the Guarantors, and the Investor as purchaser.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Obligors” means the Issuer and Guarantors.

“Officer” of an Obligor means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of such Obligor or of the Issuer, as managing member of such Obligor; provided, however, that as it pertains to any Issuer Order issued in connection with the regularly scheduled payment of interest, “Officer” shall also include the Director of Accounting of the Issuer.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer by two Officers of the Issuer, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer that meets the requirements set forth in this Indenture.

“OLIPP Entities” means OLIPP IV, LLC and its Subsidiaries.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Indenture Trustee. If such counsel is otherwise acceptable to the Indenture Trustee, such counsel may be an employee of or counsel to an Obligor or the Indenture Trustee.

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action: (i) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (ii) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature (other than as specifically required by this Indenture); and (iii) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Payment Date” means the 10th day of each calendar month, with the initial Payment Date being December 10, 2014.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Plan” means any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Obligor or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in section 3(5) of ERISA.

“Permitted Investments” means:

(1) any Investment by any Group Company (other than Red Reef) in (i) the Issuer, (ii) any Foreign Subsidiary with 65% of its Equity Interests pledged as Collateral (including Shinola) or (iii) any Guarantor, provided that in the case of the preceding clause (ii) any such Investment (other than an investment-in-kind in the form of Life Policies) (A) is necessary in order for such Foreign Subsidiary to comply with capitalization requirements under applicable law in the jurisdiction of such Foreign Subsidiary, (B) and with respect to a Foreign Subsidiary with a majority of its directors resident outside the United States, covers the reasonable costs and expenses of such Foreign Subsidiary incident to operating its business as determined by such directors in good faith or (C) is reasonably expected by management of the Issuer to be necessary for such Foreign Subsidiary to apply towards acquiring Life Policies or paying premiums on Life Policies within 90 days of such Investment;

(2) any Investment in Cash Equivalents;

(3) any Investment acquired by any Group Company (a) in exchange for any other Investment or accounts receivable held by any such Group Company in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by any Group Company with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(4) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 4.07(b) (after giving effect to Section 4.07(c) and except transactions described in clauses (ii), (iv), (vii) and (xi) of such Section);

(5) guarantees issued in accordance with Section 4.03;

(6) any loan made by any Issuer or Guarantor against a Life Policy or portfolio of Life Policies;

(7) any purchase of a Life Policy or portfolio of Life Policies;

(8) joint ventures by any Group Company (other than Red Reef) with lead generators;

(9) any payment of premiums on Life Policies;

(10) any purchase of structured settlements by Washington Square Financial, LLC or its Wholly Owned Subsidiaries up to an aggregate amount not to exceed $500,000;

(11) any Investments in assets useful in the business of the Issuer and the Guarantors made by the Issuer or any of the Guarantors with the proceeds of any Reinvestment Deferred Amount;

(12) any loan made by the Issuer or any Guarantor (other than Red Reef) to an Excluded Subsidiary; provided, that (i) such loan is repaid within 60 days and (ii) the aggregate principal amount at any one time outstanding under this clause (12) may not exceed $2,000,000;

(13) any Investments made by OLIPP Entities that are permitted under the White Eagle Credit Facility; and

(14) Investments made to an OLIPP Entity in an amount necessary and used solely to satisfy such OLIPP Entity’s requirement to satisfy the “Rate Floor” (as defined in the White Eagle Credit Facility) payment requirement in Section 2.8(c) of the White Eagle Credit Facility.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of any Group Company;

(7) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by any Group Company in the ordinary course of business;

(8) Liens in favor of any Guarantor;

(9) deposits made in the ordinary course of business to secure liability to insurance carriers;

(10) Liens arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution;

(11) Liens granted by any Group Company in respect of an interest (whether beneficial, contractual or ownership) in a Life Policy possessed or retained by one or more third parties upon such policy’s acquisition by a Group Company where such retention was contemplated in connection with the acquisition of such policy (it being understood that Red Reef may grant such Liens only with respect to Life Policies it acquires);

(12) Liens arising in connection with the White Eagle Credit Facility;

(13) Liens arising from Uniform Commercial Code financing statement filings filed prior to the Initial Issue Date that have been separately disclosed to the Investor; and

(14) Liens on Excluded Property.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” means any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Obligor or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA and any other employee benefit plan program or arrangement sponsored, maintained or contributed to by any Obligor or any ERISA Affiliate.

“Pledge Agreement” means the security agreement, dated as of the date hereof, entered into by the Guarantors in favor of the Indenture Trustee as secured party.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Protected Purchaser” has the meaning specified in Section 8-303 of the Uniform Commercial Code.

“Record Date” means, with respect to any Payment Date and any Note, the fifth (5th) Business Day preceding the related Payment Date.

“Red Reef” means Red Reef Alternative Investments, LLC.

“Red Reef Securities Account Control Agreement” means the amended and restated securities account control agreement, entered into by Red Reef, the Indenture Trustee and the Securities Intermediary, as the same may be amended from time to time in accordance with the terms thereof, in form and substance reasonably satisfactory to the Required Holders.

“Reinvestment Deferred Amount” means the aggregate Net Proceeds received by any Group Company in connection with an Asset Sale that are not applied to redeem the Notes but are applied as a permitted reinvestment in accordance with Section 4.06(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043, with respect to a Pension Plan.

“Required Holders” means the Holders of more than 50% in principal amount of Notes then outstanding, voting as a single class.

“Requirements of Law” means, as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Investment” means an Investment other than a Permitted Investment.

“S&P” means Standard & Poor’s Ratings Services or any successor to the rating agency business thereof.

“SEC” means the United States Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Account Control Agreements” means the Harbordale Securities Account Control Agreement and the Red Reef Securities Account Control Agreement.

“Securities Accounts” means each “Account” as defined in the Securities Account Control Agreements.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means this Indenture, the Pledge Agreement, the Irish Share Charge, any Account Control Agreements, the Securities Account Control Agreements, and any other security agreement of any kind, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral as contemplated by this Indenture.

“Shinola” means Shinola Cove Limited, a company incorporated in Ireland under company registration number 548361 and having its registered office at Grand Canal House, 1 Upper Grand Canal Street, Dublin 4.

“Significant Subsidiary” means (i) each Guarantor and any Subsidiary of a Guarantor, (ii) any Subsidiary conducting the structured settlements business, (iii) any Subsidiary owning any Life Policies or holding a license as a life settlements provider in any state, and (iv) any other Subsidiary, if any, that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (or any successor provision).

“Similar Business” means a business, the majority of whose revenues are derived from the activities of the Group Companies as of the Initial Issue Date or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity. For purposes of clarity, a Subsidiary of a Person shall not include any Person that is under common control with the first Person solely by virtue of having directors, managers or trustees in common and shall not include any Person that is solely under common control with the first Person (i.e., a sister company with a common parent). Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Issuer.

“Transaction Documents” means, collectively, this Indenture, the Notes, the Note Purchase Agreement, the Security Documents, the Fee Letter, and the other documents related hereto and thereto.

“Trust Officer” means any officer within the corporate trust department of the Indenture Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Indenture Trustee (a) who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject, and (b) who shall have direct responsibility for the administration of this Indenture.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Withdrawal Liability” means any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“White Eagle Credit Facility” means the Amended and Restated Loan and Security Agreement, dated as of May 16, 2014, by and between White Eagle Asset Portfolio, LP, as borrower, the financial institutions party thereto as lenders, the other loan parties party thereto, and CLMG Corp., as administrative agent, together with (i) the “Transaction Documents” as defined in such Amended and Restated Loan and Security Agreement and (ii) the documents related to the conversion of White Eagle Asset Portfolio, LLC to White Eagle Asset Portfolio, LP on May 16, 2014, in each case under this definition as in effect as of the date hereof.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which are at the time owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.02. Other Definitions.

Term	Defined in Section

“Additional Investments”	4.19
“Additional Issuance”	2.14(a)
“Additional Issuance Notice”	2.14(b)
“Additional Notes”	2.14(a)
“Affiliate Transaction”	4.07(a)
“Applicable Regulations”	2.10
“Authenticating Agent”	2.02(b)
“Bankruptcy Law”	5.01
“Change of Control Offer”	3.07
“Claim Notice”	6.06
“consolidated”	“GAAP” definition
“custodian”	5.01
“Event of Default”	5.01
“Extension Notice”	2.15
“Guaranteed Obligations”	9.01(a)
“Indemnified Person”	6.06
“Issuer”	Preamble
“Note Registrar”	2.04(a)
“Note Register”	2.04(a)
“Notes”	Preamble
“Offer Period”	3.07
“Payment Account”	2.08(e)
“primary obligations”	“Contingent Obligations” definition
“primary obligor”	“Contingent Obligations” definition
“Private Investor Information”	4.02(h)
“Public Investor Information”	4.02(h)
“Purchase Failure Event”	3.02(c)
“Restricted Payments”	4.04(a)
“Retained Counsel”	6.06
“Secured Obligations”	Granting Clause
“Secured Parties”	Preamble
“Securities Intermediary”	6.11
“Selection Notice”	6.06
“Site”	6.02(y)
“Trust Estate”	Granting Clause

SECTION 1.03. Rules of Construction. For all purposes of this Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular;

(b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles in the United States and, except as otherwise herein expressly provided, the term “generally accepted accounting principles” with respect to any computation required or permitted hereunder means such accounting principles as are generally accepted in the United States;

(c) the word “including” shall be construed to be followed by the words “without limitation”; the word “or” shall not be deemed to be exclusive;

(d) article and section headings are for the convenience of the reader and shall not be considered in interpreting this Indenture or the intent of the parties hereto;

(e) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular article, section or other subdivision;

(f) the pronouns used herein are used in the masculine and neuter genders but shall be construed as feminine, masculine or neuter, as the context requires;

(g) a reference herein to any Person shall be construed to include such Person’s successors and permitted assigns;

(h) a reference to any statute, regulation, proclamation, ordinance or law includes all statutes, regulations, proclamations, ordinances or laws varying, consolidating or replacing the same from time to time, and a reference to a statute includes all regulations, policies, protocols, codes, proclamations and ordinances issued or otherwise applicable under that statute unless, in any such case, otherwise expressly provided in any such statute;

(i) a definition of or reference to any document, instrument or agreement includes an amendment or supplement to, or restatement, replacement, modification or novation of, any such document, instrument or agreement unless otherwise specified in such definition or in the context in which such reference is used;

(j) terms used herein that are defined in the New York Uniform Commercial Code and not otherwise defined herein shall have the meanings set forth in the New York Uniform Commercial Code, unless the context requires otherwise; and

(k) to the extent any provision of this Indenture conflicts with the express provisions of any other Transaction Documents, the provisions of this Indenture shall govern and be controlling.

ARTICLE 2

THE SECURITIES

SECTION 2.01. Forms; Denominations.

Each Note shall be issued in physical, registered form only in initial denominations of not less than $250,000 and in integral multiples of $1,000 in excess thereof. The Notes will be substantially in the form attached hereto as Exhibit A; provided that any of the

Notes may be issued with appropriate insertions, omissions, substitutions and variations as are required or permitted by this Indenture, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Indenture, as may be required to comply with any Requirements of Law or any other applicable law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Notes are admitted to trading, or to conform to general usage. The maximum principal amount of Notes to be issued hereunder is $100,000,000.

SECTION 2.02. Execution, Authentication, Delivery and Dating.

(a) The Notes shall be executed by manual or facsimile signature on behalf of the Issuer by any Officer of the Issuer. Notes bearing the manual or facsimile signatures of individuals who were at any time the Officers of the Issuer shall be entitled to all benefits under this Indenture, subject to the following sentence, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Notes or did not hold such offices at the date of such Notes. No Note shall be entitled to any benefit under this Indenture, or be valid for any purpose, however, unless there appears on such Note a certificate of authentication substantially in the form provided for herein executed by the Indenture Trustee by manual signature, and such certificate of authentication upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder. All Notes shall be dated the date of their authentication. Upon the initial issuance of any Note, such Note shall be authenticated by the Indenture Trustee pursuant to, and upon the Indenture Trustee’s receipt of, an Issuer Order.

(b) The Indenture Trustee may appoint one or more agents (each an “Authenticating Agent”) with power to act on its behalf and subject to its direction in the authentication of Notes in connection with transfers and exchanges under Sections 2.04 and 2.05, as fully to all intents and purposes as though each such Authenticating Agent had been expressly authorized by those Sections to authenticate the Notes. For all purposes of this Indenture, the authentication of Notes by an Authenticating Agent shall be deemed to be the authentication of Notes “by the Indenture Trustee”.

Any corporation, bank, trust company or association into which any Authenticating Agent may be merged or converted or with which it may be consolidated, or any corporation, bank, trust company or association resulting from any merger, consolidation or conversion to which any Authenticating Agent shall be a party, or any corporation, bank, trust company or association succeeding to the corporate trust business of an Authenticating Agent, shall be the successor of such Authenticating Agent hereunder, without the execution or filing of any further act on the part of the parties hereto or such Authenticating Agent or such successor corporation, bank, trust company or association.

Any Authenticating Agent may at any time resign by giving written notice of resignation to the Indenture Trustee and the Issuer. The Indenture Trustee may at any time terminate the agency of any Authenticating Agent by giving written notice of termination to such Authenticating Agent and the Issuer. Upon receiving such notice of resignation or upon such a termination, the Indenture Trustee may but shall not be obligated to appoint a successor

Authenticating Agent, and, upon such appointment, the Indenture Trustee will give written notice of such appointment to the Issuer and the Holders. In the event such a successor is not appointed by the Indenture Trustee, the role of Authenticating Agent will revert to the Indenture Trustee.

Each Authenticating Agent shall be entitled to all of the protections, privileges, limitations on liability, rights of reimbursement and indemnities that the Indenture Trustee is entitled to hereunder as fully as if it were the Indenture Trustee.

SECTION 2.03. Interest, Payment of Note Balance of Outstanding Notes.

(a) Each Note will accrue interest during each Interest Period on its Note Balance at the Note Interest Rate calculated based on the actual number of days elapsed and a 360-day year.

(b) Accrued interest will be due and payable in cash on each Payment Date, or following declaration of acceleration pursuant to Section 5.02, on demand, and such accrued interest will accrue at the then applicable Note Interest Rate to the extent permitted by applicable law.

(c) The Note Balance of each Note plus any accrued interest is due and payable on the Final Maturity Date, unless the Note Balance and accrued interest of the Note becomes due and payable at an earlier date by declaration of acceleration, voluntary or mandatory redemption or otherwise.

(d) The Notes may be prepaid in whole, or in part, together with all accrued interest as set forth in Section 3.02, and are subject to mandatory redemption in whole, or in part, as set forth in Section 3.06, and are subject to mandatory redemption in whole, but not in part (at the election of each Holder), as set forth in Section 3.07.

SECTION 2.04. Registration of Transfer and Exchange of Notes.

(a) At all times during the term of this Indenture, there shall be maintained at the office of a registrar appointed by the Issuer (the “Note Registrar”) a register (the “Note Register”) in which, subject to such reasonable regulations as the Note Registrar may prescribe, the Note Registrar shall provide for the registration of Notes and of transfers and exchanges of Notes as herein provided. The Indenture Trustee is hereby initially appointed (and hereby agrees to act in accordance with the terms hereof) as Note Registrar for the purpose of registering Notes and transfers and exchanges of Notes as herein provided. If the Indenture Trustee resigns or is removed in accordance with the terms hereof, the successor indenture trustee shall immediately succeed to its predecessor’s duties as Note Registrar, absent appointment of any other bank or trust company to act as Note Registrar.

(b) No transfer, sale, pledge or other disposition of any Note or interest therein shall be made unless that transfer, sale, pledge or other disposition is exempt from the registration and/or qualification requirements of the Securities Act, regulations promulgated thereunder and any applicable state securities laws, or is otherwise made in accordance with the Securities Act, regulations promulgated thereunder and such state securities laws. None of the Issuer, the Indenture Trustee or the Note Registrar is obligated to register or qualify any Notes under the Securities Act, regulations promulgated thereunder or any other securities law or to take any action not otherwise required under this Indenture to permit the transfer of any Note or interest therein without registration or qualification. Any Holder desiring to effect a transfer of Notes or interests therein shall, and is hereby deemed to have agreed to, indemnify and hold harmless the Issuer, the Indenture Trustee and the Note Registrar against costs, damages, or any other liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

(c) The Note Registrar shall refuse to register any requested transfer unless it receives (and upon receipt, may conclusively rely upon) a certification from the transferring Holder in substantially the form of Exhibit B-1 hereto, and a representation letter from the transferee, in substantially the form of Exhibit B-2 hereto, and shall have no duty to determine whether such transfer is so exempt or complies with such federal and state laws. If the Holder requesting such transfer is the Investor, the certification in substantially the form of Exhibit B-1 hereto shall include a certification by the Investor that following such transfer, the Investor will still be the holder of at least 50.1% of the principal amount of Notes outstanding, and the Note Registrar shall refuse to register any such requested transfer by the Investor unless such certification is so included.

(d) Any purported transfer of a Note to a Person that does not comply with the requirements set forth above will be null and void ab initio and the transferor (or the last preceding Holder of such Note (or interest therein)) that was not so disqualified shall be restored to all rights as a Holder thereof retroactively to the date of transfer of such Note by such disqualified transferee. None of the Indenture Trustee, the Note Registrar or any other Person shall be obligated to register or otherwise recognize such purported transfer of a Note. Nothing herein shall impose an affirmative duty on the Note Registrar or Indenture Trustee to investigate or make other inquiries as to whether a purported transferee has complied with the requirements set forth above.

(e) If a Person is acquiring any Note or interest therein as a fiduciary or agent for one or more accounts, such Person shall be required to deliver to the Note Registrar a certification to the effect that it has (i) sole investment discretion with respect to each such account and (ii) full power to make the foregoing acknowledgments, representations, warranties, certifications and agreements with respect to each such account as set forth in this Section 2.04 (and upon receipt, the Note Registrar may conclusively rely upon such certification) and shall have no duty to determine whether the Person acquiring such Note or interest therein is such a fiduciary or agent, or has such discretion or power, as the case may be.

(f) Subject to the preceding provisions of this Section 2.04, upon surrender for registration of transfer of any Note at the offices of the Note Registrar maintained for such purpose, the Issuer shall execute and the Indenture Trustee shall authenticate and deliver, in the name of the designated transferee or transferees (and, to the extent that only a portion of the transferring Holder’s Note Balance is being transferred, to the transferring Holder), one or more new Notes, of a like Note Balance.

(g) At the option of any Holder, its Notes may be exchanged for other Notes of a like Note Balance upon surrender of the Notes to be exchanged at the offices of the Note Registrar maintained for such purpose. Whenever any Notes are so surrendered for exchange, the Issuer shall execute and the Indenture Trustee shall authenticate and deliver the Notes which the Holder making the exchange is entitled to receive.

(h) Every Note presented or surrendered for transfer or exchange shall (if so required by the Note Registrar) be duly endorsed by, or be accompanied by a written instrument of transfer in form satisfactory to the Note Registrar duly executed by, the Holder thereof or its attorney duly authorized in writing. The Note Registrar may require any Holder, among other things, to furnish any appropriate endorsements and transfer documents, and to have signatures guaranteed by an “eligible guarantor institution” that is a member or participant in a recognized “signature guarantee program” (e.g., the securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program or the New York Stock Exchange, Inc. Medallion signature Program).

(i) No service charge shall be imposed for any transfer or exchange of Notes, but the Indenture Trustee or the Note Registrar may require payment from the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Notes.

(j) All Notes surrendered for transfer and exchange shall be physically canceled by the Note Registrar, and the Note Registrar shall dispose of such canceled Notes in accordance with its standard procedures.

(k) The Note Registrar shall provide to the Issuer or the Indenture Trustee, upon reasonable prior written request, and at the expense of the Issuer, an updated copy of the Note Register. The Issuer and the Indenture Trustee shall have the right to obtain a copy thereof within a reasonable amount of time after receipt of notice by the Note Registrar, and to rely conclusively upon a certificate of the Note Registrar as to the information set forth in the Note Register.

(l) Neither the Note Registrar nor the Indenture Trustee shall be under any duty to monitor or determine compliance with any federal, state or other securities or tax laws that may be applicable; provided, however, that the Note Registrar or the Indenture Trustee, as the case may be, shall be under a duty to receive and to examine to determine whether it substantially appears on its face to conform with such exhibit as attached to this Indenture, the certificate in substantially the form of Exhibit B-1 or the representation letter in substantially the form of Exhibit B-2 specifically required by the express terms of this Section 2.04 to be delivered to the Note Registrar or the Indenture Trustee as a requirement of the registration of a transfer of a Note.

(m) The Note Registrar shall be entitled to all of the protections, privileges, limitations on liability, rights of reimbursement and indemnities that the Indenture Trustee is entitled to hereunder as fully as if it were the Indenture Trustee.

SECTION 2.05. Mutilated, Destroyed, Lost or Stolen Notes.

If any mutilated Note is surrendered to the Note Registrar, the Issuer shall execute and the Indenture Trustee shall authenticate and deliver, in exchange therefor, a new Note of the same tenor and denomination, registered in the same manner, dated the date of its authentication and bearing a number not contemporaneously outstanding.

If there shall be delivered to the Issuer, the Indenture Trustee and the Note Registrar (i) evidence to their satisfaction of the destruction (including mutilation tantamount to destruction), loss or theft of any Note and the ownership thereof and (ii) such security or indemnity as may be reasonably required by them to hold each of them, and any agent of any of them harmless, then, in the absence of notice received by the Issuer or a Trust Officer that such Note has been acquired by a Protected Purchaser, the Issuer shall execute and the Indenture Trustee shall authenticate and deliver, in lieu of any such destroyed, lost or stolen Note, a new Note of the same tenor and denomination registered in the same manner, dated the date of its authentication and bearing a number not contemporaneously outstanding.

Upon the issuance of any new Note under this Section 2.05, the Indenture Trustee and the Note Registrar may require the payment by the Holder of an amount sufficient to pay or discharge any tax or other governmental charge that may be imposed in relation thereto and any other reasonable expenses, but no service charge.

Every new Note issued pursuant to this Section 2.05 in lieu of any destroyed, mutilated, lost or stolen Note shall constitute an original additional contractual obligation of the Issuer, whether or not the destroyed, mutilated, lost or stolen Note shall be at any time enforceable by any Person, and such new Note shall be entitled to all the benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.05 are exclusive and shall preclude (to the extent permitted by applicable law) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

SECTION 2.06. Holder Lists.

The Note Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders, which list, upon request, will be made available to the Indenture Trustee insofar as the Indenture Trustee is no longer the Note Registrar. Upon written request of any Holder made for purposes of communicating with other Holders with respect to their rights under this Indenture (which purpose the Note Registrar shall have no duty to determine or inquire about), the Note Registrar shall within five (5) Business Days after its receipt of such written request furnish such Holder with a list of the other Holders of record identified in the Note Register at the time of the request. Every Holder, by receiving such access, agrees with the Note Registrar that the Note Registrar will not have any liability or be held accountable in any way by reason of the disclosure of any information as to the names and addresses of any Holder regardless of the source from which such information was derived.

SECTION 2.07. Persons Deemed Owners.

The Issuer, the Indenture Trustee, the Note Registrar and any agents of any of them, may treat the Person in whose name a Note is registered as the owner of such Note on the applicable Record Date for the purpose of receiving payments of principal, interest and other amounts in respect of such Note and on any other date for all other purposes whatsoever, whether or not such Note shall be overdue, and none of the Issuer, the Indenture Trustee, the Note Registrar or any agents of any of them, shall be affected by notice to the contrary.

SECTION 2.08. Payments on the Notes.

(a) With respect to each Payment Date, any interest, principal and other amounts payable on the Notes shall be paid to the Person that is the registered Holder thereof at the close of business on the related Record Date. Payments of interest, principal and other amounts on the Notes shall be made by wire transfer to such account as such Holder shall designate by written instruction received by the Indenture Trustee not later than five Business Days prior to the Record Date related to the applicable Payment Date.

(b) If a Note is issued in exchange for any other Note during the period commencing at the close of business at the office of the Note Registrar where such exchange occurs on any Record Date and ending before the opening of business at such office of the Note Registrar on the related Payment Date, no interest, principal or other amounts will be payable on such Payment Date in respect of such new Note, but will be payable on such Payment Date only in respect of the prior Note to the Person that is the registered Holder thereof at the close of business on the related Record Date.

(c) The Issuer shall pay to the Indenture Trustee funds in an amount sufficient to pay in full all amounts of interest, principal, and if any, premium due on any Payment Date, redemption date, the Final Maturity Date, or otherwise prior to 11.00 a.m. Eastern time on such date.

(d) The Indenture Trustee shall pay each Note in full as provided herein on the Final Maturity Date, in immediately available funds, no later than 3:00 p.m., New York City time, on such Final Maturity Date (to the extent such amounts are received from the Issuer in accordance with Section 2.08(c)). Such payment to the Holder of each Note shall be made on the Final Maturity Date of such Note and such Holder shall present the Note promptly thereafter.

(e) The Indenture Trustee is hereby directed to establish and maintain pursuant to the terms of this Section 2.08, a non-interest bearing account in the name of the Issuer (such account and any successor account, even if renumbered, the “Payment Account”). All payments to be made on the Notes to or by the Indenture Trustee pursuant to this Indenture shall, as applicable, be made into, or out of, the Payment Account. Funds on deposit in the Payment Account will be disbursed by the Indenture

Trustee pursuant to Issuer Order to make payments to the Holders in respect of principal or interest or redemption price or other amounts in respect of the Secured Obligations. The Issuer shall deliver such Issuer Orders to the Indenture Trustee at least one (1) Business Day prior to any payment date. For purposes of causing the application of funds in accordance with this Section 2.08(e), the Indenture Trustee shall be entitled to rely exclusively upon any Issuer Order provided by the Issuer with respect to any payments to be made pursuant to this Section, and shall have no duty to independently determine, verify or calculate any information therein, including with respect to the amounts or recipients set forth in or delivered together with any such Issuer Order, except as expressly required hereby. Cash held in the Payment Account shall not be invested.

SECTION 2.09. Compliance with Withholding and Other Requirements.

The Indenture Trustee shall comply with all backup withholding tax and information reporting requirements that it is required to comply with under applicable law (including the Code and the Treasury regulations issued thereunder) in respect of any payment on, or in respect of, the Notes.

By acceptance of any Note issued hereunder, unless otherwise prohibited by law, each Holder is deemed to agree to provide to the Issuer or Indenture Trustee any information or certification that may be required under applicable law with respect to withholding, backup withholding or information reporting (including the Noteholder Tax Identification Information, and, to the extent any FATCA Withholding Tax is applicable, the Noteholder FATCA Information), and update or replace such form, information or certification in accordance with its terms or its subsequent amendments to the extent necessary. Failure of a Holder to provide the Indenture Trustee and the Issuer with required tax certificates and information may result in amounts of tax being withheld from the payment to such Holder (without any corresponding gross-up). If the Issuer has knowledge that FATCA Withholding Tax applies, the Issuer will notify the Indenture Trustee thereof.

In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (collectively, “Applicable Regulations”), the Indenture Trustee, is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Indenture Trustee. Accordingly, each of the parties hereto and each Holder agrees to provide the Indenture Trustee, upon its request from time to time, such identifying information and documentation as may be necessary in order to enable the Indenture Trustee to comply with such Applicable Regulations. It is expressly agreed that the Indenture Trustee shall have no duty to perform any services hereunder for, on behalf of or for the benefit of, any Person not having furnished such information as the Indenture, in its sole discretion, determines to be necessary to comply with the Applicable Regulations.

SECTION 2.10. Cancellation.

The Issuer may at any time deliver to the Note Registrar for cancellation any Notes previously authenticated and delivered hereunder which the Issuer may have acquired in any manner whatsoever, and all Notes so delivered shall, in accordance with an Issuer Order, be promptly canceled by the Note Registrar.

All Notes delivered to the Indenture Trustee for payment shall be forwarded by the Indenture Trustee to the Note Registrar. All such Notes and all Notes surrendered for transfer and exchange in accordance with the terms hereof shall be canceled and disposed of by the Note Registrar in accordance with its customary procedures.

SECTION 2.11. Lien of the Indenture.

This Indenture shall evidence a continuing Lien on and security interest in the Trust Estate to secure the full payment of the principal, interest and other amounts on all the Notes, which shall in all respects be equally and ratably secured hereby without preference, priority or distinction on account of the actual time or times of the authentication and delivery of the Notes.

SECTION 2.12. Uniform Commercial Code Matters.

(a) The Issuer shall take all actions, including the authorization and filing of all financing statements and amendments thereto, as are necessary to perfect and maintain the perfection and priority under the laws of all relevant jurisdictions of the security interest Granted by the Issuer to the Indenture Trustee hereunder. The Issuer hereby irrevocably authorizes the filing of financing statements (and amendments of financing statements and continuation statements) that name the Issuer as debtor and the Indenture Trustee as secured party and that cover all personal property of the Issuer. The Issuer also hereby ratifies its authorization of the filing of any such financing statements (or amendments of financing statements or continuation statements) that were filed prior to the execution hereof. The Indenture Trustee shall have no obligation to file or monitor any financing statements (or amendments of financing statements or continuation statements). If the Indenture Trustee notifies the Issuer that it intends to file any financing statements, continuation statements or amendments thereto but fails to do so, and does not in connection therewith timely instruct the Issuer to file such item or items, then the Issuer shall not be and shall not be deemed to be in breach of any covenant, representation or warranty concerning the perfection of related or affected security interests.

(b) The Indenture Trustee acknowledges and agrees that it holds each item of Collateral within its possession or control on behalf of and for the benefit of the Secured Parties. Notwithstanding any other provision of this Indenture, the Indenture Trustee shall not hold any item of Collateral through an agent or nominee except as expressly permitted by the Transaction Documents to which it is a party.

SECTION 2.13. CUSIP Numbers; Bloomberg Listing.

(a) The Issuer in issuing the Notes may, and at the request of a Holder shall, use CUSIP numbers, ISINs and “Common Code” numbers (if then generally in use) and, if so, the Indenture Trustee shall use CUSIP numbers, ISINs and “Common Code” numbers in notices (including notices of redemption) as a convenience to Holders;

provided, however, that any such notice may state that no representation is made as to the correctness of such numbers, either as printed on the Notes or as contained in any notice that reliance may be placed only on the other identification numbers printed on the Notes and that any such notice shall not be affected by any defect in or omission of such numbers. The Issuer shall advise the Indenture Trustee of any change in the CUSIP numbers, ISINs and “Common Code” numbers, on which notice the Indenture Trustee may conclusively rely without investigation.

(b) The Issuer shall provide the terms of the Notes, at its cost, to Bloomberg for listing under the Issuer’s ticker on that service.

SECTION 2.14. Issuance of New Notes.

(a) The Issuer may, from time to time after the Initial Issue Date, direct the Indenture Trustee, on behalf of the Issuer, to issue new Notes (an “Additional Issuance”), subject to the terms and conditions of this Section 2.14. The Issuer shall execute the Notes of such Additional Issuance and the Notes of such Additional Issuance (the “Additional Notes”) shall be delivered to the Indenture Trustee for authentication and delivery. The Issuer shall issue any Additional Notes in accordance with the terms and procedures set forth in this Indenture and the Indenture Trustee shall authenticate such Additional Notes pursuant to, and upon the Indenture Trustee’s receipt of, an Issuer Order.

(b) The Issuer shall not cause any Additional Issuance to occur unless the following terms and conditions shall have been satisfied:

(i) no later than seven (7) Business Days before the date of the proposed Additional Issuance, the Issuer shall deliver to the Indenture Trustee and the Investor, notice of such new issuance (the “Additional Issuance Notice”);

(ii) the conditions in the Note Purchase Agreement with respect to the purchase of such Notes shall have been satisfied;

(iii) no Additional Issuance shall have been consummated after the date that is one year after the Initial Issue Date;

(iv) at the time of any Additional Issuance no more than two prior Additional Issuances shall have been made; and

(v) each Additional Issuance shall be in increments of $25,000,000 in aggregate principal amount of Additional Notes and no greater than $75,000,000 in aggregate principal amount of Additional Notes in respect of all such Additional Issuances.

SECTION 2.15. Extended Maturity Date.

The Initial Maturity Date of the Notes may be extended at the option of the Issuer up to the Extended Maturity Date, subject to the terms and conditions of this Section 2.15. So long as no Default or Event of Default has occurred and is continuing, the Issuer may exercise such option by notifying in writing the Indenture Trustee of such exercise at least 65 calendar days and no more than one year prior to the Initial Maturity Date. If the Issuer exercises such option and delivers such written notice to the Indenture Trustee, the Indenture Trustee shall transmit to the Holders not later than 60 calendar days prior to the Initial Maturity Date a notice (the “Extension Notice”), prepared by the Issuer, indicating (i) the election of the Issuer to extend the Initial Maturity Date, (ii) the new Final Maturity Date and (iii) the new Note Interest Rate. The effectiveness of the Extended Maturity Date beyond the Initial Maturity Date is subject to there being no Default or Event of Default continuing at the time of the Initial Maturity Date.

ARTICLE 3

REDEMPTION

SECTION 3.01. Applicability of Article. Redemption of Notes at the election of the Issuer or otherwise, as permitted or required by any provision of this Indenture, shall be made in accordance with such provision and this Article 3.

SECTION 3.02. Optional Redemption; Notices to Indenture Trustee.

(a) The Issuer may elect to redeem the Notes at any time on or after but not before November 10, 2015 and prior to the Final Maturity Date, in whole or in part, at a price equal to (i) if the Notes are redeemed on or after November 10, 2015 and before November 10, 2016, 106% of the principal amount thereof plus accrued and unpaid interest to the date of redemption and (ii) if the Notes are redeemed on or after November 10, 2016 and before the Final Maturity Date, 104% of the principal amount thereof plus accrued interest to the date of repayment; provided, however, that if no Extension Notice has been delivered, the Notes may be redeemed within 60 days of the Initial Maturity Date at a price equal to 100% of the principal amount redeemed plus (A) accrued and unpaid interest on the Notes redeemed up to the date of redemption, plus (B) an amount equal to the remaining scheduled payments of interest of the Notes redeemed from the date of redemption through the Initial Maturity Date. For the avoidance of doubt, the Notes must be redeemed, in whole, on the Final Maturity Date at a price equal to 100% of the principal amount plus accrued and unpaid interest on the Notes redeemed.

(b) If the Issuer redeems the Notes pursuant to this Article 3 (whether such redemption is optional or mandatory), it shall notify the Indenture Trustee and the Holders in writing of (i) the Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price. Selection of the Notes for redemption will be made by the Indenture Trustee on a pro rata basis to the extent practicable. The Issuer shall mail notice to the Indenture Trustee and the Holders provided for in this Section 3.02(b) at least 30 days before a redemption date unless a shorter period is acceptable to the Holders. Such notice shall be accompanied by an Officers’ Certificate to the effect that such redemption will comply with the conditions herein. If fewer than all the Notes are to be redeemed, the record date relating to such redemption shall be selected by the Issuer and given to the Indenture Trustee and the Holders. Any such notice may be canceled at any time prior to notice of such redemption being mailed to any Holder and shall thereby be void and of no effect.

(c) Notwithstanding any other provision in this Section 3.02 to the contrary, the Holders agree that if the Issuer has satisfied all of the conditions under the Note Purchase Agreement in respect of an Additional Issuance and the Investor fails to purchase additional Notes within 10 Business Days after satisfaction of such conditions (a “Purchase Failure Event”), the Issuer may redeem the outstanding Notes at its option at any time up to the Initial Maturity Date at a price equal to 100% of the principal amount of Notes plus accrued and unpaid interest on the Notes redeemed up to the date of redemption, which, for the avoidance of doubt, shall be the sole remedy of the Issuer in respect of a Purchase Failure Event. Such redemption shall comply with the notification procedure described in Section 3.02(b). Any notice of redemption provided by the Issuer pursuant to this Section 3.02(c) shall be accompanied by an Officers’ Certificate to the effect that such redemption will comply with the conditions herein.

SECTION 3.03. Effect of Notice of Redemption. Once notice of redemption is mailed in accordance with Section 3.02(b), Notes called for redemption become due and payable on the redemption date and at the redemption price stated in the notice, subject to the satisfaction or waiver of any conditions precedent in the notice of redemption. Such Notes shall be paid at the redemption price stated in the notice, plus accrued interest, to, but not including, the redemption date; provided, however, that if the redemption date is after a Record Date and on or prior to the related Payment Date, the accrued interest shall be payable to the Holder of the redeemed Notes registered on such Record Date. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

SECTION 3.04. Payment of Redemption Price. Pursuant to Section 2.08(c), the Issuer shall pay to the Indenture Trustee by deposit to the Payment Account money sufficient to pay the redemption price of and accrued interest on all Notes or portions thereof to be redeemed on the redemption date other than Notes or portions of Notes called for redemption that have been delivered by the Issuer to the Indenture Trustee for cancellation.

SECTION 3.05. Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part and at the request of the Holder, the Issuer shall execute and the Indenture Trustee shall authenticate for the Holder (at the Issuer’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

SECTION 3.06. Mandatory Redemption of Notes.

(a) On the date of receipt by any Group Company of any amount described below, the Issuer shall cause the principal of the Notes to be redeemed in the amounts described below at the redemption price described in Section 3.06(b) and subject to the notice provisions in Section 3.02(b):

(i) 100% of any Net Proceeds of any Indebtedness of any Group Company issued or incurred after the Initial Issue Date (other than Indebtedness that is otherwise expressly permitted pursuant to Section 4.03(b)) and

(ii) 100% of any Net Proceeds from any Asset Sale (subject to Section 4.06).

(b) With respect to any mandatory redemption pursuant to Section 3.06(a), the Issuer shall cause the Notes to be redeemed at a price equal to (i) if the event giving rise to such redemption occurs on or after November 10, 2015, the amounts specified in Section 3.02(a) as if such redemption were an optional redemption and (ii) if the event giving rise to such redemption occurs before November 10, 2015, an amount equal to 106% of the principal amount thereof plus accrued and unpaid interest to the date of redemption plus an amount equal to the remaining scheduled payments of interest on the Notes redeemed through the Payment Date occurring in November 2015.

SECTION 3.07. Change of Control. Within three Business Days of a Change of Control and subject to the notice provision in Section 3.02(b), the Issuer shall make an offer (a “Change of Control Offer”) to each Holder to redeem such Holder’s Notes in full at a redemption price in cash equal to 100% of such Note Balance thereof, plus accrued and unpaid interest to the date of redemption plus an amount equal to the remaining scheduled payments of interest on the Notes redeemed through the earlier of (i) the date that is one year after the date of redemption and (ii) the Final Maturity Date. The Change of Control Offer will remain open for a period of at least 15 days following its commencement and not more than 30 days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period, the Issuer will purchase all Notes tendered in response to the Change of Control Offer. The notice in respect of the Change of Control Offer shall comply with the notice provision of Section 3.02(b).

ARTICLE 4

COVENANTS

SECTION 4.01. Deposit and Payment of Notes. The Issuer shall promptly pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture.

SECTION 4.02. Reports and Other Information.

(a) Annual Financials. The Issuer shall post on the SEC EDGAR website, as soon as available, but in any event within 120 days (or such earlier date on which the Issuer is required to file a Form 10-K under the Exchange Act, if applicable) after the end of each fiscal year of the Issuer, beginning with the fiscal year ending December 31, 2013, a consolidated and consolidating balance sheet of the Issuer and its Subsidiaries as of the end of such fiscal year, and the related consolidated and consolidating statements of income, cash flows and stockholder’s equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all prepared in accordance with GAAP, with such consolidated and consolidating financial statements to be audited and accompanied by (i) a report and opinion of the Issuer’s independent certified public accounting firm of recognized national standing (which report and opinion shall be prepared in accordance with GAAP), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Issuer as of the dates and for the periods specified in accordance with GAAP, and (ii) (if and only if the Issuer is required to comply with the internal control provisions pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 requiring an attestation report of such independent certified public accounting firm) an attestation report of such independent certified public accounting firm as to the Issuer’s internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 attesting that such internal controls meet the requirements of the Sarbanes-Oxley Act of 2002. Such consolidated and consolidating financial statements shall be certified by a Financial Officer as fairly presenting the consolidated and consolidating financial condition, results of operations and cash flows of the Issuer and its Subsidiaries as of the dates and for the periods specified in accordance with GAAP consistently applied.

(b) Quarterly Financials. The Issuer shall post on the SEC EDGAR website, as soon as available, but in any event within 60 days (or such earlier date on which the Issuer is required to file a Form 10-Q under the Exchange Act, if applicable) after the end of each of the first three fiscal quarters of each fiscal year of the Issuer, beginning with the fiscal quarter ending December 31, 2014, a consolidated and consolidating balance sheet of the Issuer and its Subsidiaries as of the end of such fiscal quarter, and the related consolidated and consolidating statements of income, cash flows and stockholder’s equity for such fiscal quarter and (in respect of the second and third fiscal quarters of such fiscal year) for the then-elapsed portion of the Issuer’s fiscal year, setting forth in each case in comparative form the figures for the comparable period or periods in the previous fiscal year, all prepared in accordance with GAAP, with such consolidated and consolidating financial statements to be certified by a Financial Officer as fairly presenting the consolidated and consolidating financial condition, results of operations and cash flows of the Issuer and its Subsidiaries as of the dates and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with the audited consolidated financial statements referred to under Section 4.02(a), subject to normal year-end audit adjustments and the absence of footnotes.

(c) Information During Event of Default. The Issuer shall deliver to the Indenture Trustee, promptly, such additional information regarding the business or financial affairs of the Issuer or any of its Subsidiaries, or compliance with the terms of this Indenture, as the Indenture Trustee, any Holder or any holder of beneficial interests in the Notes may from time to time reasonably request during the existence of any Event of Default (subject to reasonable requirement of confidentiality, including requirements imposed by law or contract; and provided that the Issuer shall not be obligated to disclose any information that is reasonably subject to the assertion of attorney-client privilege). The Issuer shall further inform the Indenture Trustee that such additional information is being delivered pursuant to this Section 4.02(c). The Indenture Trustee will within three (3) Business Days of receipt notify the Holders by electronic mail of receipt of such information (subject to the provisions of Section 4.02(h)).

(d) Rule 144A Information. The Issuer shall deliver to the Holders and any prospective purchaser of the Notes designated by a Holder, promptly upon the request of any such Person, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(e) Notice of Default. The Issuer shall deliver to the Indenture Trustee promptly and in any event within three Business Days after the occurrence thereof, notice of any Default or Event of Default and specifying the nature thereof in reasonable detail. The Indenture Trustee will promptly (and, in any event, within three (3) Business Days of receipt) notify the Holders by electronic mail of receipt of any such notice of Default or Event of Default.

(f) [Reserved].

(g) Communication of Information. The applicable Obligor, shall identify all reports and other documents delivered to the Indenture Trustee under paragraph (c) above as being (i) of a type that would be publicly available if the Obligors were public reporting companies or (ii) not material with respect to the Obligors or their respective Subsidiaries or any of their respective securities for purposes of foreign, United States federal and state securities laws (all such information and documentation referred to in (i) and (ii) being “Public Investor Information”). Any information and documentation that is identified as not Public Investor Information by an Obligor is referred to herein as “Private Investor Information.” The applicable Obligor shall further clearly label or stamp any such report or document as either (x) containing Private Investor Information (which documents will be disseminated by the Issuer or Indenture Trustee by electronic mail, as applicable, only to Holders that request Private Investor Information) or (y) containing solely Public Investor Information. The Indenture Trustee will deliver by electronic mail reports, documents and other information containing Private Investor Information only to those Holders that request receipt of such information.

SECTION 4.03. Limitation on Incurrence of Indebtedness. (a) None of the Obligors shall, and the Issuer shall not permit any Group Company to, directly or indirectly, Incur any Indebtedness.

(b) The limitations set forth in Section 4.03(a) shall not apply to:

(i) the Incurrence by the Issuer and the Guarantors of Indebtedness represented by the Notes and the Guarantees;

(ii) Indebtedness of Washington Square Financial, LLC and its Wholly Owned Subsidiaries to finance the purchase of structured settlement receivables in the Ordinary Course of Business;

(iii) Indebtedness of the Issuer to a Guarantor; provided, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Guarantor ceasing to be a Guarantor of the Issuer or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Guarantor) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (iii);

(iv) Indebtedness of a Guarantor (other than Red Reef) to the Issuer or another Guarantor; provided, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Guarantor holding such Indebtedness ceasing to be a Guarantor or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Guarantor) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (iv);

(v) Indebtedness of any Group Company not otherwise permitted hereunder and set forth on Schedule 4.03;

(vi) any guarantee by a Guarantor (other than Red Reef) of Indebtedness or other obligations of any Group Company so long as the Incurrence of such Indebtedness is otherwise permitted under the terms of this Indenture;

(vii) Indebtedness of any Group Company in respect of surety bonds in the Ordinary Course of Business;

(viii) Indebtedness arising in connection with endorsement of instruments for deposit in the Ordinary Course of Business;

(ix) profit participating notes and other notes issued by Lamington Road Limited and Shinola Cove Limited and other subsidiaries formed under Section 110 of the Irish Taxes Consolidation Act to a Group Company;

(x) the Convertible Notes and any refinancing thereof so long as the Indebtedness raised to refinance the Convertible Notes (i) has an interest rate (inclusive of original issue discount) that is less than the interest rate (inclusive of original issue discount) on the Convertible Notes, (ii) matures following the maturity date on the Convertible Notes and (iii) is incurred in an aggregate amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate amount (or if issued with original issue discount, the aggregate accreted value) then outstanding on the Convertible Notes;

(xi) Indebtedness incurred pursuant to the White Eagle Credit Facility;

(xii) unsecured Indebtedness by any Group Company in an aggregate principal amount at any one time outstanding not to exceed $5,000,000; and

(xiii) Indebtedness incurred by any Group Company in connection with Investments made pursuant to clauses (12) and (14) of the definition of Permitted Investments.

(c) Notwithstanding Section 4.03(a), Indebtedness not permitted by Section 4.03(b) may be incurred or issued by (i) any Group Company (other than the Issuer) provided that an amount equal to the proceeds thereof is applied to redeem the Notes in accordance with and to the extent required by Section 3.06, and (ii) the Issuer provided that an amount equal to the proceeds thereof is applied to redeem the Notes in full in accordance with Section 3.06.

SECTION 4.04. Limitation on Restricted Payments. (a) None of the Obligors shall, and the Issuer shall not permit any Group Company to, directly or indirectly:

(i) declare or pay any dividend or make any distribution on account of its Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation (other than dividends or distributions by a Subsidiary (other than Red Reef) so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly Owned Subsidiary, the Issuer or a Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii) purchase or otherwise acquire or retire for value any Equity Interests of the Issuer (other than Equity Interests granted pursuant to incentive plans that are surrendered to satisfy tax withholdings);

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Indebtedness (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) the Notes, (B) Indebtedness incurred under the White Eagle Credit Facility, (C) profit participating or other notes issued by a subsidiary formed pursuant to Section 110 of the Irish Taxes Consolidation Act and paid by such subsidiary to the holder of such note and (D) the Convertible Notes but only if such Convertible Notes are satisfied through conversion to Equity Interests in the Issuer); or

(iv) make any Restricted Investment ((i) – (iv), “Restricted Payment”).

(b) The provisions of Section 4.04(a) shall not prohibit (i) any distribution of subscription rights to purchase securities of the Issuer pursuant to a rights offering that is registered under the Securities Act, (ii) any Restricted Payment by or to one of the OLIPP Entities that are permitted under the White Eagle Credit Facility and (iii) any Restricted Payments in connection with transactions permitted by Section 4.07 (after giving effect to Section 4.07(c) and other than clauses (b)(ii), (b)(iv), (b)(vii) and (b) (xi)).

SECTION 4.05. Dividend and Other Payment Restrictions Affecting Subsidiaries. None of the Obligors shall, and the Issuer shall not permit any Group Company to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Group Company to:

(a) (i) pay dividends or make any other distributions to the Issuer or any of its Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Issuer or any of its Subsidiaries;

(b) make loans or advances to the Issuer or any of its Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Issuer or any of its Subsidiaries,

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Initial Issue Date (and not described in clauses (2) through (9) below);

(2) the Transaction Documents;

(3) Requirements of Law;

(4) contracts or agreements for the sale of assets, including any restriction with respect to a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Subsidiary pending the closing of such sale or disposition;

(5) Indebtedness otherwise permitted to be Incurred pursuant to Sections 4.03 that limit the rights of the debtor to dispose of the assets securing such Indebtedness or to pay dividends or distributions or pay any Indebtedness owed to the Issuer or any Subsidiary;

(6) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the Ordinary Course of Business;

(7) customary provisions contained in leases, licenses and other similar agreements entered into in the Ordinary Course of Business;

(8) any Restricted Investment not prohibited by Section 4.04 and any Permitted Investment;

(9) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that (i) restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person or (ii) restrict funds for distributions where such funds are used to pay premiums on Life Policies;

(10) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (9) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; or

(11) any encumbrances or restrictions contemplated by the White Eagle Credit Facility.

For purposes of determining compliance with this Section 4.05, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Issuer or a Subsidiary of the Issuer to other Indebtedness Incurred by the Issuer or any such Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

SECTION 4.06. Asset Sales.

(a) None of the Obligors shall, and the Issuer shall not permit any Group Company to, cause or make an Asset Sale unless:

(i) such Group Company receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of;

(ii) for any Asset Sale that generates Net Proceeds in excess of $10,000,000, such Group Company’s Board of Directors have authorized such transaction and such authorization is evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Indenture Trustee; and

(iii) at least 75% of the consideration received by any such Group Company from all Asset Sales since the Initial Issue Date, in the aggregate, is in the form of cash.

(b) So long as no Event of Default has occurred and is continuing, within 180 days after the receipt of any Net Proceeds from an Asset Sale, the Group Company selling or disposing of such asset may apply the Reinvestment Deferred Amount at its option to acquire Life Policies constituting Collateral.

(c) Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” On the 181st day after the Asset Sale (or, at the Issuer’s option, any earlier date), if the aggregate amount of Excess Proceeds then exceeds $10,000,000 over the previous 12-month period, the Issuer will apply such Excess Proceeds in excess of $10,000,000 to redeem the Notes in accordance with Section 3.06(a)(iv).

SECTION 4.07. Transactions with Affiliates. (a) None of the Obligors shall, and the Issuer shall not permit any Group Company to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”), unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to such Obligor or the relevant Subsidiary than those that could have been obtained in a comparable transaction by such Obligor or such Subsidiary with an unrelated Person; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5,000,000, such Obligor or such Subsidiary delivers to the Indenture Trustee a resolution adopted in good faith by the majority of the Board of Directors of such Obligor or such Subsidiary, approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above. The Indenture Trustee shall have no duty or obligation with respect to any such resolution.

(b) The provisions of Section 4.07(a) shall not apply to the following:

(i) (A) transactions between or among the Issuer and/or any Obligor and (B) any merger, consolidation or amalgamation of a Group Company with its direct parent; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Subsidiary and such merger, consolidation or amalgamation is otherwise in compliance with the terms of this Indenture and effected for a bona fide business purpose;

(ii) Restricted Payments permitted by Section 4.04 and Permitted Investments;

(iii) the payment of reasonable and customary compensation (including bonuses), fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of such Obligor or any other Group Company;

(iv) transactions in which such Obligor or such other Group Company, as the case may be, delivers to the Indenture Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to such Obligor or such other Group Company from a financial point of view or meets the requirements of clause (i) of Section 4.07(a); provided, that the Indenture Trustee shall have no duty or obligation with respect to any such letter;

(v) the existence of, or the performance by such Obligor or such other Group Company of its obligations under the terms of any stockholders or equityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Initial Issue Date and that is set forth on Schedule 4.07;

(vi) any contribution to the capital of the Issuer;

(vii) transactions between the Issuer and any Person (other than Red Reef), a director of which is also a director of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer on any matter involving such other Person;

(viii) any employment agreements entered into by such Obligor or such other Group Company in the Ordinary Course of Business;

(ix) the payment of allocated expenses under any shared services agreement;

(x) any Affiliate Transaction in existence on the Initial Issue Date and publicly disclosed in a filing posted on the SEC EDGAR website;

(xi) any transaction between a Group Company and Foreign Subsidiary with a majority of its directors resident outside of the United States;

(xii) any Affiliate Transaction among the OLIPP Entities that is contemplated under the White Eagle Credit Facility; and

(xiii) any Affiliate Transaction in connection with Indebtedness permitted under Section 4.03(b)(xiii).

(c) Notwithstanding anything in Section 4.07(a) or Section 4.07(b) to the contrary, Red Reef may not, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer.

SECTION 4.08. Further Instruments and Acts. Upon request of the Indenture Trustee, each Obligor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 4.09. Liens. None of the Obligors shall, and the Issuer shall not permit any Group Company to, directly or indirectly, create, Incur or suffer to exist any Lien on any asset or property of such Obligor or such Subsidiary, other than (i) Permitted Liens on any asset or property not comprising Collateral, or (ii) Liens securing the Notes or the Guarantees.

SECTION 4.10. Maintenance of Office or Agency. (a) The Issuer shall maintain an office or agency (which may be an office of the Indenture Trustee or an affiliate of the Indenture Trustee or Note Registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Indenture Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Indenture Trustee with the address thereof, such presentations and surrenders may be made at the corporate trust place of payment and notices and demands may be made or served at the Corporate Trust Office of the Indenture Trustee as set forth in Section 11.01.

(b) The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency for such purposes. The Issuer shall give prompt written notice to the Indenture Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Issuer hereby designates the Corporate Trust Office of the Indenture Trustee or its agent as such office or agency of the Issuer in accordance with Section 2.04.

SECTION 4.11. Amendment of Security Documents. The Issuer shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any way that would be adverse to the Holders of the Notes in any material respect, except as described in Article 10 or as permitted in Article 8.

SECTION 4.12. Limited Purpose.

The Issuer shall not and shall not permit any of the Group Companies to engage in any business other than the business engaged in by the Issuer and the Group Companies on the Initial Issue Date and any Similar Business.

SECTION 4.13. Maintenance of Existence; Compliance. (a) Each of the Obligors shall, and the Issuer shall cause each Group Company to, (i) preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all contractual obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 4.14. Maintenance of Property; Insurance. Each of the Obligors shall, and the Issuer shall cause each Group Company to, (i) keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (ii) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a Similar Business.

SECTION 4.15. Inspection of Property; Books and Records; Discussions. Each of the Obligors shall, and the Issuer shall cause each Group Company to, (i) keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (ii) following the occurrence and during the continuation of an Event of Default, permit representatives of the Indenture Trustee or any Holder to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Companies with officers and employees of the Group Companies and with their independent certified public accountants.

SECTION 4.16. Reserved.

SECTION 4.17. Minimum Net Worth; Cash Balance.

(a) The Issuer and Guarantors on a consolidated basis shall maintain a Net Worth of no less than the Minimum Net Worth.

(b) The Issuer and the Guarantors shall maintain in the aggregate cash and Cash Equivalents of at least $20,000,000 in deposit accounts subject to Account Control Agreements (subject to Section 4.20).

SECTION 4.18. Designation of Subsidiaries; Covenant to Guarantee Obligations and Give Security.

(a) The Issuer shall at any time after the Initial Issue Date notify the Indenture Trustee if any Excluded Subsidiary no longer meets the criteria described in the definition of “Excluded Subsidiary,” and the Indenture Trustee will within three (3) Business Days of receipt notify the Holders by electronic mail of receipt of such notice.

(b) Upon (i) the formation or acquisition after the Initial Issue Date of any first-tier Domestic Subsidiary of the Issuer or (ii) any first-tier Domestic Subsidiary that was an Excluded Subsidiary ceasing to be an Excluded Subsidiary, the Issuer shall (A) cause such Subsidiary (other than any Excluded Subsidiary) to execute (x) a joinder to the Guarantee by the Guarantors set forth in Article 9 of this Indenture, in form and substance reasonably satisfactory to the Required Holders and (y) a supplement to the Security Documents as requested by the Indenture Trustee pursuant to the written direction of the Required Holders, and (B) upon the reasonable request of the Indenture Trustee (which request shall be given and made pursuant to the written direction of the Required Holders), cause the relevant Subsidiary to deliver to the Indenture Trustee a signed copy of an Opinion of Counsel, addressed to the Indenture Trustee, which Opinion of Counsel shall, with respect to such Subsidiary, cover good standing and existence, corporate authorization, enforceability, non-contravention of material agreements, Lien perfection, non-contravention of law, no required approvals, no registration, the Investment Company Act and absence of material litigation.

(c) After the Initial Issue Date, the Issuer will deliver, or cause any respective Obligor to deliver, Account Control Agreements in respect of, and at the time of opening, any other Deposit Account maintained by any Obligor that is not subject to an effective Account Control Agreement.

SECTION 4.19. Additional Investments. The Issuer shall, or shall cause the Group Companies to, use commercially reasonable efforts to make at least $25,000,000 in Investments (the “Additional Investments”) after the Initial Issue Date in Life Policies reasonably similar to the assets held by the Issuer and the Group Companies on the Initial Issue Date. Promptly upon making the Additional Investments, the Issuer shall deliver an Additional Issuance Notice to the Indenture Trustee in accordance with Section 2.14.

SECTION 4.20. Post-Closing Obligations.

(a) Within 30 days after the Initial Issue Date (unless such time period is extended by the Required Holders in their sole discretion), the Issuer shall cause each Obligor to deliver (i) Account Control Agreements in respect of such Obligor’s Deposit Accounts (including, without limitation, the Deposit Accounts listed in Schedule 1.01(a)) and (ii) an Opinion of Counsel, addressed to the Indenture Trustee, which Opinion of Counsel shall cover enforceability, Lien perfection, non-contravention of law and no required approvals with respect to such Account Control Agreements.

(b) Within 30 days after the Initial Issue Date (unless such time period is extended by the Required Holders in their sole discretion), the Issuer shall deliver (i) the Irish Share Charge, which shall create in favor of the Indenture Trustee, for the benefit of the Holders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof and (ii) an Opinion of Counsel, addressed to the Indenture Trustee, which Opinion of Counsel shall cover enforceability, Lien perfection, non-contravention of law and no required approvals with respect to the Irish Share Charge.

(c) Within 10 days after the Initial Issue Date (unless such time period is extended by the Required Holders in their sole discretion), the Issuer shall fulfill its obligations under Section 2.13(b).

SECTION 4.21. Restrictions on Shinola. Notwithstanding any other provision herein to the contrary, Shinola may issue additional shares solely to effectuate the Irish Share Charge in satisfying the condition described in Section 4.20(b). Except as contemplated in the foregoing sentence, until the condition described in Section 4.20(b) is satisfied, and notwithstanding any other provision herein to the contrary, the Issuer shall not and shall not permit any of the Group Companies to make any Investment in, Restricted Payment or Asset Sale to or to sell, convey, transfer or make any other disposition of any asset to Shinola.

SECTION 4.22. White Eagle Credit Facility Savings Clause. Notwithstanding any other provision herein to the contrary, so long as the OLIPP Entities are Excluded Subsidiaries, any obligation or restriction herein applicable to a Group Company shall not be applicable to the OLIPP Entities to the extent compliance with such obligation or restriction would cause a breach of the White Eagle Credit Facility. Upon its knowledge of an exercise of this savings clause, the Issuer shall promptly deliver to the Indenture Trustee an Officers’ Certificate certifying as to and describing the contravention requiring the exception allowed in this Section 4.22, as advised by external counsel of the Issuer, in form and substance reasonably satisfactory to the Required Holders.

SECTION 4.23. Issuance of Equity Interests. None of the Obligors shall, and the Issuer shall not permit any Group Company to, allow Shinola or any CFC or CFC Holdco created after the Initial Issue Date to issue non-voting Equity Interests. For the avoidance of doubt, such issuance does not include profit participating notes to the extent not prohibited hereunder.

ARTICLE 5

DEFAULTS AND REMEDIES

SECTION 5.01. Events of Default. An “Event of Default” occurs if:

(a) the Issuer fails to pay (i) principal or premium, if any, of any Note when due, whether at its Final Maturity Date, upon optional or mandatory redemption, upon declaration of acceleration or otherwise or (ii) interest and other amounts due under the Transaction Documents (other than principal or premium) when due and, with respect to clause (ii), such failure continues for three Business Days,

(b) any Obligor fails to comply with any of its agreements (other than those referred to elsewhere in this Section 5.01) set forth in (i) Section 4.02(e), Section 4.03, Section 4.06, Section 4.09, Section 4.12, Section 4.13, Section 4.17, Section 4.18, Section 4.19 or Section 4.20, or (ii) other clauses of Section 4.02, Section 4.04, Section 4.05, Section 4.07, Section 4.08, Section 4.10, Section 4.11, Section 4.14 or Section 4.15 and in the case of this clause (ii) such failure continues for 20 days,

(c) any Obligor fails to comply with any of its agreements in the Notes or this Indenture (other than those referred to elsewhere in this Section 5.01) and such failure continues for 35 days,

(d) a representation or warranty of an Obligor set forth in the Note Purchase Agreement or any other Transaction Document is shown to be false in any material respect when made, and if capable of cure, such breach remains uncured for 20 days,

(e) any Obligor or any Subsidiary fails to pay any Indebtedness (other than Indebtedness owing to a Group Company) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $1,000,000 or its foreign currency equivalent,

(f) any Obligor or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case;

(ii) consents to the entry of an order for relief against it in an involuntary case;

(iii) consents to the appointment of a custodian of it or for any substantial part of its property; or

(iv) makes a general assignment for the benefit of its creditors or takes any comparable action under any foreign laws relating to insolvency,

(g) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against any Obligor or any Significant Subsidiary in an involuntary case;

(ii) appoints a custodian of any Obligor or any Significant Subsidiary or for any substantial part of its property; or

(iii) orders the winding up or liquidation of any Obligor or any Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 days,

(h) any Obligor or any Significant Subsidiary fails to pay final judgments aggregating in excess of $1,000,000 or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days following the entry thereof,

(i) any Guarantee ceases to be in full force and effect (except as contemplated by the terms thereof) or any Guarantor denies or disaffirms its obligations under this Indenture or any Guarantee,

(j) any Obligor shall assert, in any pleading in any court of competent jurisdiction, that any Lien created under any Security Document is invalid or unenforceable,

(k) any Obligor fails to comply for 30 days after notice with its other agreements contained in the Security Documents except for a failure that would not be material to the Holders of the Notes and would not materially affect the value of the Collateral taken as a whole,

(l) there is a lapse of any Collateral Policy, excluding lapses of one or more of such policies as long as the aggregate Policy Valuation for all such lapsed policies described in this clause (b) shall be no more than $4,000,000,

(m) an ERISA Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Pension Plan, (iii) the PBGC shall institute proceedings to terminate any Pension Plan(s), (iv) any Obligor or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (v) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Holders reasonably be expected to result in a Material Adverse Effect;

(n) any Obligor becomes an investment company required to be registered under the Investment Company Act of 1940, as amended, and such event has an adverse effect on the interests of the Holders (in the sole discretion of the Required Holders); or

(o) the Issuer commits a material breach of the Non-Prosecution Agreement dated April 30, 2012 between the Issuer and the United States Department of Justice (U.S. Attorney for the District of New Hampshire).

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The term “Bankruptcy Law” means Title 11, United States Code, or any similar U.S. federal or state law for the relief of debtors (or their foreign equivalents). The term “custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

SECTION 5.02. Acceleration. If an Event of Default (other than an Event of Default specified in Section 5.01(f) or (g) with respect to the Issuer) occurs and is continuing, the Indenture Trustee or the Required Holders by notice to the Issuer may, and if such notice is given by the Required Holders such notice shall be given to the Issuer and the Indenture Trustee, declare that the principal of, and the premium, if any, and accrued but unpaid interest on, all Notes is due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default specified in Section 5.01(f) or (g) with respect to the Issuer occurs, the principal of, and the premium, if any, and accrued but unpaid interest on, all the Notes shall ipso facto become and be immediately due and payable, without any declaration or other act on the part of the Indenture Trustee or any Holders. The Required Holders by notice to the Indenture Trustee may rescind an acceleration and its consequences if such Required Holders determine that the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

SECTION 5.03. Other Remedies. If an Event of Default occurs and is continuing, the Indenture Trustee, after notice to the Holders and receipt of specific written direction from the Required Holders as to how to proceed, may pursue any available remedy at law or in equity to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Indenture Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Indenture Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. To the extent required by law, all available remedies are cumulative.

Following an Event of Default, the Required Holders may instruct the Indenture Trustee to deliver a notice (including a “Notice of Exclusive Control”) giving the Indenture Trustee exclusive control over any securities account or deposit account covered by a Securities Account Control Agreement or Account Control Agreement. The Indenture Trustee may give such notice only upon an Event of Default.

SECTION 5.04. Waiver of Past Defaults. Provided the Notes are not then due and payable by reason of a declaration of acceleration, the Required Holders by written notice to the Indenture Trustee may waive an existing Default or an Event of Default and its consequences except (a) a Default or an Event of Default in the payment of the principal of or interest on a Note, (b) a Default or an Event of Default arising from the failure to redeem or purchase any Note when required pursuant to the terms of this Indenture or (c) a Default or an Event of Default in respect of a provision that under Section 8.02 cannot be amended without the consent of each Holder affected. When a Default or an Event of Default is waived, it is deemed cured and the Issuer, the Indenture Trustee and the Holders will be restored to their former positions and rights under this Indenture, but no such waiver shall extend to any subsequent or other Default or an Event of Default or impair any consequent right. Any past Default or an Event of Default or compliance with any provisions may be waived with the consent of the Required Holders.

SECTION 5.05. Control by Majority. The Required Holders may direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee or of exercising any trust or power conferred on the Indenture Trustee. However, the Indenture Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Indenture Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Indenture Trustee in personal liability. Prior to taking any action under this Indenture, the Indenture Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action. The Holders understand and agree that in fulfilling its role as Indenture Trustee under the Securities Account Control Agreements, the Indenture Trustee shall act solely in accordance with the written direction of the Required Holders. Without limiting the generality of the foregoing, the Holders hereby authorize and direct the Indenture Trustee to hold any notices received from the Securities Intermediary for the benefit of the Holders, it being understood and agreed that the Indenture Trustee shall have no other duties or obligations with respect to such notices, except as expressly set forth in this Indenture.

SECTION 5.06. Limitation on Suits. (a) Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(i) the Holder gives the Indenture Trustee written notice stating that an Event of Default is continuing;

(ii) the Required Holders make a written request to the Indenture Trustee to pursue the remedy;

(iii) such Holder or Holders offer to the Indenture Trustee security or indemnity satisfactory to it against any loss, liability or expense; and

(iv) the Indenture Trustee does not comply with the request within 30 days after receipt of the request and the offer of security or indemnity.

(b) A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

SECTION 5.07. Rights of the Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of and interest on the Notes held by such Holder, on or after the respective due dates expressed or provided for in this Indenture or in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 5.08. Collection Suit by Indenture Trustee. If an Event of Default specified in Section 5.01(a) occurs and is continuing, the Indenture Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer or any other obligor on the Notes for the whole amount then due and owing (together with interest on overdue principal and (to the extent lawful) on any unpaid interest at the rate provided for in the Notes) and the amounts provided for in Section 6.06.

SECTION 5.09. Indenture Trustee May File Proofs of Claim. The Indenture Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Indenture Trustee (including any claim for reasonable compensation, expenses disbursements and advances of the Indenture Trustee (including counsel, accountants, experts or such other professionals as the Indenture Trustee deems necessary, advisable or appropriate)) and the Holders allowed in any judicial proceedings relative to the Issuer or any Guarantor, their creditors or their property, shall be entitled to participate as a member, voting or otherwise, of any official committee of creditors appointed in such matters and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions and be a member of a creditors’ or other similar committee, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Indenture Trustee and, in the event that the Indenture Trustee shall consent to the making of such payments directly to the Holders, to pay to the Indenture Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Indenture Trustee, its agents and its counsel, and any other amounts due the Indenture Trustee under Section 6.06.

SECTION 5.10. Priorities. If the Indenture Trustee collects any money or property pursuant to this Article 5, it shall pay out such money or property in the following order:

FIRST: to the Indenture Trustee for amounts due under Section 6.06;

SECOND: to the Holders for amounts due and unpaid on the Notes for interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for interest;

THIRD: to the Holders for amounts due and unpaid on the Notes for principal, and premium, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and, if any, premium; and

FOURTH: to the Issuer.

The Indenture Trustee may fix a record date and payment date for any payment to the Holders pursuant to this Section 5.10. At least 15 days before such record date, the Indenture Trustee shall mail to each Holder and the Issuer a notice that states the record date, the payment date and amount to be paid.

SECTION 5.11. Waiver of Stay or Extension Laws. Neither the Issuer nor any Guarantor (to the extent it may lawfully do so) shall at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuer and each Guarantor (to the extent that it may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Indenture Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE 6

TRUSTEE

SECTION 6.01. Duties of Indenture Trustee. (a) Each Holder and each of the Obligors authorizes and directs the Indenture Trustee to enter into the Transaction Documents to which it is a party and to perform its obligations and exercise its rights thereunder in accordance therewith.

(b) Notwithstanding any provision of this Indenture or any other Transaction Document to the contrary:

(i) the Indenture Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and each Transaction

Document to which it is a party and no implied duties, covenants or obligations shall be read into this Indenture or such Transaction Document against the Indenture Trustee (it being agreed that the permissive right of the Indenture Trustee to do things enumerated in this Indenture or any Transaction Document shall not be construed as a duty); and

(ii) in the absence of bad faith on its part, the Indenture Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Indenture Trustee and conforming to the requirements of this Indenture. The Indenture Trustee shall be under no duty to make any investigation as to any statement contained in any such instance, but may accept the same as conclusive evidence of the truth and accuracy of such statement or the correctness of such opinions. However, in the case of certificates or opinions required by any provision hereof to be provided to it, the Indenture Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c) The Indenture Trustee may not be relieved from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section 6.01;

(ii) the Indenture Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Indenture Trustee was grossly negligent in ascertaining the pertinent facts;

(iii) the Indenture Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 5.05; and

(iv) no provision of this Indenture or any other Transaction Document shall require the Indenture Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(d) Every provision of this Indenture or any other Transaction Document that in any way relates to the Indenture Trustee is subject to this Section 6.01.

(e) The Indenture Trustee shall not be liable for interest on any money received by it except as the Indenture Trustee may agree in writing with the Issuer.

(f) Money held in trust by the Indenture Trustee need not be segregated from other funds except to the extent required by law.

(g) Every provision of this Indenture or any other Transaction Document relating to the conduct or affecting the liability of or affording protection to the Indenture Trustee shall be subject to the provisions of this Section.

SECTION 6.02. Rights of Indenture Trustee. (a) The Indenture Trustee may conclusively rely on any document believed by it to be genuine and to have been signed or presented by the proper person. The Indenture Trustee need not investigate any fact or matter stated in the document. Without limiting the generality of the foregoing, the following provisions of this Section 6.02 shall apply notwithstanding any provision of this Indenture or any other Transaction Document to the contrary.

(b) Before the Indenture Trustee acts or refrains from acting, it may require, at the expense of the Issuer, an Officers’ Certificate or an Opinion of Counsel or both. The Indenture Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on any Officers’ Certificate or Opinion of Counsel.

(c) The Indenture Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Indenture Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Indenture Trustee’s conduct does not constitute willful misconduct or gross negligence.

(e) The Indenture Trustee may, at the expense of Issuer, consult with counsel of its own selection and the advice or opinion of counsel with respect to legal matters relating to this Indenture, the Notes, or any other Transaction Documents or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel or Opinion of Counsel.

(f) The Indenture Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document unless requested in writing to do so by the Required Holders, but the Indenture Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Indenture Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney, at the expense of the Issuer and shall incur no liability of any kind by reason of such inquiry or investigation.

(g) The Indenture Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or any other Transaction Document at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Indenture Trustee security or indemnity satisfactory to the Indenture Trustee in its sole discretion against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

(h) The rights, privileges, protections, immunities and benefits given to the Indenture Trustee, including its right to be compensated, reimbursed and indemnified as provided in Section 6.06, are extended to, and shall be enforceable by, the Indenture Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(i) The Indenture Trustee shall not be liable for any action taken or omitted by it in good faith at the direction of the Required Holders or the Holders of a majority in principal amount of the Notes, including, without limitation, any action with respect to the time, method and place of conducting any proceedings for any remedy available to the Indenture Trustee or the exercising of any power conferred by this Indenture or any other Transaction Document.

(j) Any action taken, or omitted to be taken, by the Indenture Trustee in good faith pursuant to this Indenture or any other Transaction Document upon the request or authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the Holder of any Note shall be conclusive and binding upon future Holders of Notes and upon Notes executed and delivered in exchange therefor or in place thereof.

(k) In no event shall the Indenture Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, any force majeure event, or strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Indenture Trustee shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(l) In the event the signature of the Indenture Trustee is required in connection with any sale of any portion of the Collateral, the Issuer, or if during or after an Event of Default, the Holders, shall ensure that the language set forth in Exhibit C shall be included in any document where such signature(s) may be required. The failure of such language to be so included shall excuse the Indenture Trustee from being required to join in the execution of such documents, without regard to any consequences that may result therefrom.

(m) Any request or direction of the Issuer mentioned herein shall be sufficiently evidenced by an Issuer Order.

(n) As a condition to the taking or omitting of any action by it hereunder, the Indenture Trustee may at the expense of the Issuer consult with counsel and the advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in good faith and in reliance thereon. The Indenture Trustee shall not be required to take any action hereunder or otherwise if it shall have reasonably determined, on the advice of counsel, that such action is likely to result in liability on the part of the Indenture Trustee for which it has not received adequate indemnity or is contrary to the terms hereof or is otherwise contrary to law.

(o) Whenever this Indenture or any other Transaction Document provides that an action may be taken or not taken at the option, election or in the discretion of the Indenture Trustee, the Indenture Trustee shall have no obligation or duty to exercise such option, make such election, or exercise such discretion except upon the reasonable written instructions of the Issuer or the Required Holders. The Indenture Trustee shall have no liability to any party for carrying out any such direction.

(p) The permissive rights of the Indenture Trustee to take or refrain from taking any action enumerated in this Indenture or any other Transaction Document shall not be treated as a duty.

(q) Notwithstanding anything contained herein or in any other Transaction Document to the contrary, the Indenture Trustee (as such and in its individual capacity) shall have no duty or responsibility to perform any calculations for, or make any determinations as to the amounts, times, recipients, or other particulars of, any payments and/or transfers to be made by the Indenture Trustee or any other Person under this Indenture or any other Transaction Document, except as expressly required by the terms of this Indenture.

(r) The Indenture Trustee shall not be responsible for or in respect of and makes no representation as to the validity or sufficiency of any provision of this Indenture or for the due execution hereof by the Issuer or any other Obligor or for the form, character, genuineness, sufficiency, value or validity of any of the Collateral, and the Indenture Trustee shall in no event assume or incur any liability, duty or obligation to the Issuer, to any Holders, or to any other Person other than as expressly provided for herein.

(s) The Indenture Trustee shall not be required to give any bond or surety in respect of the execution of this Indenture or any other Transaction Document or otherwise.

(t) Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct, rights, powers, duties obligations or affecting the liability of or affording protection to the Indenture Trustee shall be subject to the provisions of this Section 6.02.

(u) The Issuer hereby agrees and, as evidenced by its acceptance of any benefits hereunder, each Holder agrees that the Indenture Trustee in any capacity has not provided and will not provide in the future, any advice, counsel or opinion regarding the tax, financial, investment or insurance implications and consequences of the preservation, funding, ongoing administration or otherwise with respect to the Collateral.

(v) The Indenture Trustee shall be under no obligation to institute, conduct or defend any litigation under this Indenture or in relation to this Indenture or any other

Transaction Document, at the request, order or direction of any of the Holders, pursuant to the provisions of this Indenture or any other Transaction Document, unless such Holders shall have offered to the Indenture Trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred therein or thereby.

(w) If the Indenture Trustee believes inconsistent alternative courses of action are permitted or required by the terms of this Indenture or any of the Transaction Documents, to which the Indenture Trustee is a party, believes that the terms of the Indenture or any of the Transaction Documents, to which the Indenture Trustee is a party are ambiguous, or is unsure as to the application, intent, interpretation or meaning of any provision of this Indenture or any other Transaction Document to which it is a party, the Indenture Trustee after reasonable diligence and consultation with counsel, shall take such action which, in its view, is in the best interest of the Holders and consistent with this Indenture unless it otherwise receives written direction from the Required Holders prior to such action, and notwithstanding any provision of this Indenture or any Transaction Document, or otherwise, the Indenture Trustee shall have no liability to any Person for any such action or following such direction.

(x) The receipt by the Indenture Trustee of any reports, information or other documents that are provided to the Indenture Trustee for purposes of enabling the sending party to comply with its document delivery requirements hereunder shall not constitute constructive or actual notice of any information contained therein or determinable from any information contained therein, including any other Person’s compliance with any of its covenants, representations or warranties hereunder, unless otherwise specifically set forth in this Indenture.

(y) The parties hereto hereby agree that to the extent that any security or instrument issued by the Issuer is rated by a nationally recognized statistical rating organization, Wilmington Trust, National Association, whether in its capacity as Indenture Trustee or any other capacity hereunder, shall have no duty or obligation to (i) maintain any password-protected web site within the meaning of 17 CFR 240.17g-5 (a “Site”), or (ii) upload any information required to be maintained on such Site.

SECTION 6.03. Individual Rights of Indenture Trustee. The Indenture Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Indenture Trustee. The Indenture Trustee and its affiliates have engaged, currently are engaged and may in the future engage in financial or other transactions with the Issuer and its affiliates in the Ordinary Course of Business. Any Note Registrar may do the same with like rights. However, the Indenture Trustee must comply with Section 6.10.

SECTION 6.04. Indenture Trustee’s Disclaimer. The Indenture Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, any Guarantee, the Notes, any Security Documents or any other Transaction Documents, it shall not be accountable for the Issuer’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Issuer or any Guarantor in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the

Indenture Trustee’s certificate of authentication. The Indenture Trustee shall not be charged with knowledge of any Default or Event of Default or of the identity of any Significant Subsidiary unless either (a) a Trust Officer shall have actual knowledge thereof or (b) a Trust Officer shall have received written notice thereof in accordance with Section 11.01 hereof from the Issuer, any Guarantor or any Holder.

SECTION 6.05. Reserved.

SECTION 6.06. Compensation and Indemnity. The Issuer shall pay to the Indenture Trustee from time to time reasonable compensation for its services as set forth in a separate instrument. The Indenture Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Indenture Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Indenture Trustee’s agents, counsel, accountants and experts. The Issuer and each Guarantor, jointly and severally, shall indemnify, protect, defend and hold harmless the Indenture Trustee, and each of its officers, directors, shareholders, employees and agents (collectively, the “Indemnified Persons”) against any and all loss, liability, claim, damage or expense (including reasonable attorneys’ fees and expenses) incurred by such Person or in connection with the acceptance or administration of this trust and the performance of its duties hereunder and under any other Transaction Document, including, without limitation, the costs and expenses of (i) enforcing this Indenture or any other Transaction Document or a Guarantee against the Issuer or a Guarantor (including this Section 6.06), (ii) indemnifying, defending, holding harmless or otherwise reimbursing any party to any Account Control Agreement pursuant to the terms thereof and (iii) defending itself against or investigating any claim (whether asserted by the Issuer, any Guarantor, any Holder or any other Person). The obligation to pay such amounts shall survive the payment in full or defeasance of the Notes or the removal or resignation of the Indenture Trustee. The Indenture Trustee shall notify the Issuer of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof (such notice, the “Claim Notice”); provided, however, that any failure so to notify the Issuer shall not relieve the Issuer or any Guarantor of its indemnity obligations hereunder. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by an indemnified party through such party’s own willful misconduct, gross negligence or bad faith.

To secure the Issuer’s and the Guarantors’ payment obligations in this Section 6.06, the Indenture Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Indenture Trustee other than money or property held in trust to pay principal of and interest on particular Notes.

The Issuer’s and the Guarantors’ payment obligations pursuant to this Section 6.06 shall survive the satisfaction or discharge of this Indenture, any rejection or termination of this Indenture under any bankruptcy law or the resignation or removal of the Indenture Trustee. Without prejudice to any other rights available to the Indenture Trustee under applicable law, when the Indenture Trustee incurs expenses after the occurrence of a Default specified in Section 5.01(f) or Section 5.01(g) with respect to the Issuer, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

No provision of this Indenture shall require the Indenture Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if repayment of such funds or adequate indemnity against such risk or liability is not assured to its satisfaction.

The Issuer may assume the defense of such proceeding, with a nationally recognized (or regionally recognized, if local counsel is necessary in such jurisdiction) counsel of its choosing, by delivering written notice of the Issuer’s election to do so to the Indemnified Person (the “Selection Notice”); provided, that, without limiting the generality of subsections (i)-(iii) of this paragraph, such counsel shall not assume the defense of any Indemnified Person if such Indemnified Person objects to the appointment of such counsel within a commercially reasonable time period after its receipt of the Selection Notice. The parties hereto hereby agree that for purposes of the proviso immediately preceding this sentence, a “commercially reasonable time period” shall include a minimum of fifteen (15) business days after the Indenture Trustee’s receipt of the Selection Notice. After delivery of the Selection Notice and the retention of such counsel by the Issuer without objection by the Indenture Trustee as provided in this Section 6.06 (the “Retained Counsel”), the Issuer shall not be liable to the Indemnified Person under this Indenture for any fees or expenses of counsel subsequently incurred by the Indemnified Person with respect to the same proceeding, provided that if (i) the employment of counsel other than the Retained Counsel has been previously authorized by the Issuer in writing with respect to the loss, liability or expense described in the Claim Notice, (ii) the Indemnified Person shall have reasonably concluded that there may be a conflict of interest between the Issuer and the Indemnified Person in the conduct of any such defense after providing prior written notice to the Issuer of the Indemnified Person’s reasonable conclusion of a conflict of interest and providing the Issuer a reasonable opportunity, and the Indemnified Person’s reasonable cooperation, to cure such conflict, if practicable, or (iii) the Issuer shall not, in fact, within a commercially reasonable amount of time after its receipt of the Claim Notice, have employed counsel to assume the defense of such proceeding, then the reasonable fees and expenses of the Indemnified Person’s counsel shall be borne by the Issuer in accordance with this Section 6.06. For the avoidance of doubt, the Indemnified Person shall have the right to employ their own counsel in any proceeding for which a Claim Notice has been received by the Issuer, at the Indemnified Person’s sole cost and expense, in which event the Issuer shall have no further obligation or liability to the Indemnified Person under this Indenture for any fees or expenses of counsel subsequently incurred by the Indemnified Person with respect to such proceeding. Neither the Issuer nor the Indemnified Person will unreasonably withhold its or their consent to any proposed settlement of a Claim, provided, however, that any such consent will be without prejudice to the right of the Indemnified Person to receive indemnification hereunder.

SECTION 6.07. Replacement of Indenture Trustee. (a) The Indenture Trustee may resign at any time by so notifying the Issuer. The Required Holders may remove the Indenture Trustee by so notifying the Indenture Trustee and may appoint a successor Indenture Trustee. The Issuer shall remove the Indenture Trustee if:

(i) the Indenture Trustee fails to comply with Section 6.09;

(ii) the Indenture Trustee is adjudged bankrupt or insolvent;

(iii) a receiver or other public officer takes charge of the Indenture Trustee or its property; or

(iv) the Indenture Trustee otherwise becomes incapable of acting.

(b) If the Indenture Trustee resigns or is removed by the Issuer or by the Required Holders and such Required Holders do not reasonably promptly appoint a successor Indenture Trustee, or if a vacancy exists in the office of Indenture Trustee for any reason (the Indenture Trustee in such event being referred to herein as the retiring Indenture Trustee), the Issuer shall promptly appoint a successor Indenture Trustee.

(c) A successor Indenture Trustee shall deliver a written acceptance of its appointment to the retiring Indenture Trustee and to the Issuer. Thereupon the resignation or removal of the retiring Indenture Trustee shall become effective, and the successor Indenture Trustee shall have all the rights, powers and duties of the Indenture Trustee under this Indenture. The successor Indenture Trustee shall mail a notice of its succession to the Holders. The retiring Indenture Trustee shall promptly transfer all property held by it as Indenture Trustee to the successor Indenture Trustee, subject to the Lien provided for in Section 6.06.

(d) If a successor Indenture Trustee does not take office within 60 days after the retiring Indenture Trustee resigns or is removed, the retiring Indenture Trustee or the Holders of 10% in principal amount of the Notes may petition at the expense of the Issuer any court of competent jurisdiction for the appointment of a successor Indenture Trustee.

(e) Notwithstanding the replacement of the Indenture Trustee pursuant to this Section 6.07, the Issuer’s and each Guarantor’s obligations under Section 6.06 shall continue for the benefit of the retiring Indenture Trustee.

(f) With respect to the role of the Securities Intermediary under the Securities Account Control Agreements, the Securities Intermediary may also be removed at any time by written notice from the Indenture Trustee, at the request of the Required Holders. In the case of resignation or removal of the Securities Intermediary under the Securities Account Control Agreements, the Indenture Trustee shall appoint a successor that satisfies the provisions of the Securities Account Control Agreements.

SECTION 6.08. Successor Indenture Trustee by Merger. If the Indenture Trustee consolidates with, merges with or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation or banking association without any further act shall be the successor Indenture Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Indenture Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Indenture Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Indenture Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Indenture Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Indenture Trustee shall have.

SECTION 6.09. Eligibility; Disqualification. The Indenture Trustee shall have a combined capital and surplus of at least $100,000,000 as set forth in its most recent published annual report of condition.

SECTION 6.10. Confidential Information. The Indenture Trustee, in its individual capacity and as Indenture Trustee, agrees and acknowledges that all information provided to the Indenture Trustee by the Issuer or any Group Company (or any direct or indirect equityholder of the Issuer or such Group Company) or any Holder may be considered to be proprietary and confidential information. The Indenture Trustee agrees to take all reasonable precautions necessary to keep such information confidential, which precautions shall be no less stringent than those that the Indenture Trustee employs to protect its own confidential information. The Indenture Trustee shall not disclose to any third party other than as set forth herein or in any other Transaction Document, and shall not use for any purpose other than the exercise of the Indenture Trustee’s rights and the performance of its obligations under this Indenture or any other Transaction Document, any such information without the prior written consent of the Issuer or such Holder (or such holder of a beneficial interest in the Notes), as applicable. The Indenture Trustee shall limit access to such information received hereunder, and shall have the right to disclose any and all such information, to (a) its directors, officers, managers, employees and agents and (b) its legal advisors, inside and outside auditors, accountants, and other advisors, to each of whom disclosure of such information is necessary for the purposes described above; provided, however, that in each case such party has expressly agreed to maintain such information in confidence under terms and conditions substantially identical to the terms of this Section 6.10.

In the event the Indenture Trustee is required to disclose any such information received hereunder in order to comply with any Requirements of Law, it may disclose such information only to the extent necessary for such compliance; provided, however, that it shall give the Issuer or any Holder (or any holder of a beneficial interest in the Notes), as applicable, reasonable advance written notice of any court proceeding in which such disclosure may be required pursuant to a court order so as to afford the Issuer or any Holder (or any holder of a beneficial interest in the Notes), as applicable, full and fair opportunity to oppose the issuance of such order and to appeal therefrom and shall cooperate reasonably with the Issuer or any Holder (or any holder of a beneficial interest in the Notes), as applicable, in opposing such court order and in securing confidential treatment of any such information to be disclosed and/or obtaining a protective order narrowing the scope of such disclosure.

The Note Registrar agrees to be bound by this Section 6.10 to the same extent as the Indenture Trustee.

Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known, (ii) disclosure of any and all information (A) if required to do so by any Requirements of Law, (B) to any government agency or regulatory body having or claiming authority to regulate or oversee any respects of the Indenture Trustee’s business or that of its affiliates, or (C) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Indenture Trustee, or an officer, director, employer, shareholder or affiliate of any of the foregoing is a party.

ARTICLE 7

SATISFACTION AND DISCHARGE

SECTION 7.01. Satisfaction and Discharge of Indenture.

(a) This Indenture, the Notes, the Guarantee and the other Security Documents shall cease to be of further effect except as to (i) any surviving rights herein expressly provided for and (ii) in the case of clause (1)(B) below, the rights of the Holders hereunder to receive payment of the Note Balance of and interest on the Notes and any other rights of the Holders hereunder, when

(1) either (A) all Notes theretofore authenticated and delivered to Holders (other than (i) Notes which have been mutilated, destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.05, and (ii) Notes for which payment of money has theretofore been paid to the Indenture Trustee and thereafter repaid to the Issuer, as provided in Section 5.10) have been delivered to the Note Registrar for cancellation; or (B) all such Notes not theretofore delivered to the Note Registrar for cancellation have been paid in full;

(2) the Issuer has paid or caused to be paid all other sums payable hereunder or reasonably expected to become payable hereunder and the other Transaction Documents (including amounts associated with the termination thereof) by the Issuer to the Indenture Trustee, the Note Registrar, and each of the Holders (in each case, if any); and

(3) the Issuer has delivered to the Indenture Trustee an Officers’ Certificate stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with.

Notwithstanding the foregoing, the rights, privileges, protection and immunities afforded the Indenture Trustee under Article 6, the obligations of the Issuer and the Guarantors to the Indenture Trustee under Section 6.06 shall survive satisfaction and discharge of this Indenture.

(b) Upon payment of all the outstanding Notes in full, the Indenture Trustee shall (i) deliver or cause to be delivered to the Issuer any releases or termination statements prepared by the Issuer which the Issuer reasonably requests to evidence discharge of the lien hereof as to the Trust Estate; and (ii) deliver or cause to be delivered all other items reasonably requested by the Issuer, and take all other actions reasonably requested by the Issuer, in order to cause transfer of any portion of the Collateral to the relevant Obligor or its designee.

(c) Upon the satisfaction and discharge of this Indenture pursuant to the foregoing, the Indenture Trustee shall pay, in accordance with an Issuer Order all amounts, if any, previously received from the Issuer and not otherwise disbursed.

SECTION 7.02. Application of Trust Money.

All cash paid to the Indenture Trustee pursuant to this Indenture shall be applied by the Indenture Trustee in accordance with Section 2.08 or Section 5.10, as applicable, to pay the Persons entitled thereto, the interest, principal and other amounts payable on the Notes and to pay or reimburse the Indenture Trustee pursuant to Section 6.06.

ARTICLE 8

AMENDMENTS AND WAIVERS

SECTION 8.01. Without Consent of the Holders. The Issuer, the Guarantors and the Indenture Trustee may amend this Indenture, the Notes or the Security Documents without notice to or consent of any Holder:

(i) to cure any ambiguity, omission, mistake, defect or inconsistency;

(ii) to add additional Guarantees with respect to the Notes;

(iii) to add to the covenants of the Issuer for the benefit of the Holders or to surrender any right or power herein conferred upon any Obligor;

(iv) to make any change that does not adversely affect the rights of any Holder; or

(v) to add additional assets as Collateral to secure the Notes; or

(vi) to release Collateral from the Lien pursuant to this Indenture and the Security Documents when permitted or required by this Indenture or the Security Documents.

After an amendment under this Section 8.01 becomes effective, the Issuer shall mail to the Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 8.01.

SECTION 8.02. With Consent of the Holders. (a) The Issuer, the Guarantors and the Indenture Trustee may amend this Indenture, the Notes and the Security Documents with the written consent of the Required Holders. However, without the consent of each Holder of an outstanding Note affected, an amendment may not:

(i) reduce the amount of Notes whose Holders must consent to an amendment,

(ii) reduce the rate of or extend the time for payment of interest on any Note,

(iii) reduce the principal of or change the Final Maturity Date of any Note,

(iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed in accordance with Article 3,

(v) make any Note payable in money other than that stated in such Note,

(vi) expressly subordinate the Notes or any Guarantees to any other Indebtedness of the Issuer or any Guarantor,

(vii) impair the right of any Holder to receive payment of principal of or premium, if any, and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes,

(viii) make any change in this Section 8.02,

(ix) modify any Guarantees in any manner adverse to the Holders,

(x) release all or substantially all of the Collateral from the Lien of this Indenture and the Security Documents, or

(xi) make any change in the provisions in this Indenture dealing with the application of proceeds of Collateral that would adversely affect the Holders of the Notes.

It shall not be necessary for the consent of the Holders under this Section 8.02 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

(b) After an amendment under this Section 8.02 becomes effective, the Issuer shall mail to the Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 8.02.

SECTION 8.03. Revocation and Effect of Consents and Waivers. (a) A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Indenture Trustee receives the notice of revocation before the date on which the Indenture Trustee receives an Officers’ Certificate from the Issuer certifying that the requisite principal amount of Notes have consented. After an amendment or waiver becomes effective, it shall bind every Holder. An amendment or waiver becomes effective upon the (i) receipt by the Issuer or the Indenture Trustee of consents by the Holders of the requisite principal amount of Notes, (ii) satisfaction of conditions to effectiveness as set forth in this Indenture and any indenture supplemental hereto containing such amendment or waiver, (iii) execution of such amendment or waiver (or supplemental indenture) by the Issuer, the Guarantors and the Indenture Trustee and (iv) delivery to the Indenture Trustee of each Officers’ Certificate and Opinion of Counsel required under Section 8.05 and Article 11 hereof.

(b) The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding Section 8.03(a), those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 8.04. Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Issuer may require the Holder of the Note to deliver it to the Indenture Trustee. The Indenture Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Issuer or the Indenture Trustee so determines, the Issuer in exchange for the Note shall issue and the Indenture Trustee, in accordance with an Issuer Order, shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment, supplement or waiver.

SECTION 8.05. Indenture Trustee to Sign Amendments. The Indenture Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article 8 if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Indenture Trustee. If it does, the Indenture Trustee may but need not sign it. In signing any amendment, the Indenture Trustee shall be entitled to receive indemnity reasonably satisfactory to it and shall be provided with, and shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that such amendment, supplement or waiver (i) is authorized or permitted by this Indenture, (ii) is the legal, valid and binding obligation of the Issuer and the Guarantors, enforceable against them in accordance with its terms, subject to customary exceptions, (iii) has been authorized by the requisite principal amount of Notes, (iv) complies with the provisions hereof (including Section 8.03), and (v) will not adversely affect the interests of any Holder.

SECTION 8.06. Payment for Consent. Neither the Issuer nor any Affiliate of the Issuer shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

SECTION 8.07. Additional Voting Terms; Calculation of Principal Amount. All Notes issued under this Indenture shall vote and consent together on all matters (as to which any of such Notes may vote) as one class. Determinations as to whether Holders of the requisite aggregate principal amount of Notes have concurred in any direction, waiver or consent shall be made in accordance with this Article 8.

ARTICLE 9

GUARANTEES

SECTION 9.01. Guarantees. (a) Each Guarantor hereby jointly and severally irrevocably and unconditionally guarantees as a primary obligor and not merely as a surety on a senior basis to each Holder and to the Indenture Trustee and its successors and assigns (i) the full and punctual payment when due, whether at the Final Maturity Date, by acceleration, by redemption or otherwise, of all obligations of the Issuer under this Indenture (including obligations to the Indenture Trustee and the Notes, whether for payment of principal of, or premium, if any, or interest on, the Notes and all other monetary obligations of the Issuer under this Indenture and the Notes, and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Issuer, whether for fees, expenses, indemnification or otherwise under this Indenture and the Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from each such Guarantor, and that each such Guarantor shall remain bound under this Article 9 notwithstanding any extension or renewal of any Guaranteed Obligation. The Guaranteed Obligations of a Guarantor will be secured by security interests (subject to Permitted Liens) in the Collateral owned by such Guarantor to the extent provided for in the Security Documents and as required pursuant to Sections 4.08, 4.09 and 4.18.

(b) Each Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of each Guarantor hereunder shall not be affected by (i) the failure of any Holder or the Indenture Trustee to assert any claim or demand or to enforce any right or remedy against the Issuer or any other Person under this Indenture, the Notes, any Security Document, or any other agreement or otherwise; (ii) any extension or renewal of this Indenture, the Notes, any Security Document or any other agreement; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes, any Security Document or any other agreement; (iv) the release of any security held by any Holder or the Indenture Trustee for the Guaranteed Obligations or any Guarantor; (v) the failure of any Holder or the Indenture Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (vi) any change in the ownership of such Guarantor, except as provided in Section 9.02(b).

(c) Each Guarantor hereby waives any right to which it may be entitled to have its obligations hereunder divided among the Guarantors, such that such Guarantor’s obligations would be less than the full amount claimed. Each Guarantor hereby waives any right to which it may be entitled to have the assets of the Issuer or any other Guarantor first be used and depleted as payment of the Issuer’s or such Guarantor’s obligations hereunder prior to any amounts being claimed from or paid by such Guarantor hereunder. Each Guarantor hereby waives any right to which it may be entitled to require that the Issuer be sued prior to an action being initiated against such Guarantor.

(d) Each Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Indenture Trustee to any security held for payment of the Guaranteed Obligations.

(e) Except as expressly set forth in Sections 7.01 and 9.02, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Indenture Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes, any Security Document or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity.

(f) Except as expressly set forth in Sections 7.01 and 9.02, each Guarantor agrees that its Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations. Except as expressly set forth in Sections 7.01 and 9.02, each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Indenture Trustee upon the bankruptcy or reorganization of the Issuer or otherwise.

(g) In furtherance of the foregoing and not in limitation of any other right which any Holder or the Indenture Trustee has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuer to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the Indenture Trustee in accordance with this Indenture, forthwith pay, or cause to be paid, in cash, to the Holders or the Indenture Trustee an amount equal to the sum of (i) the unpaid principal amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by applicable law) and (iii) all other monetary obligations of the Issuer then due to the Holders or the Indenture Trustee in respect of the Guaranteed Obligations.

(h) Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations. Each Guarantor further agrees that, as between it, on the one hand, and the Holders and the Indenture Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article 5 for the purposes of any Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 5, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Section 9.01.

(i) Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Indenture Trustee or any Holder in enforcing any rights under this Section 9.01.

(j) Upon request of the Indenture Trustee, each Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 9.02. Limitation on Liability. (a) Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering the Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

(b) Except for such Guaranteed Obligation that shall survive pursuant to the express terms of this Indenture, a Guarantee as to any Guarantor shall terminate and be of no further force or effect and such Guarantor shall be deemed to be automatically released from all obligations under this Article 9 upon:

(i) the sale, disposition, exchange or other transfer (including through merger, consolidation, amalgamation or otherwise) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Guarantor is no longer a Subsidiary), or all or substantially all the assets, of the applicable Guarantor if such sale, disposition, exchange or other transfer is made in a manner not in violation of this Indenture;

(ii) the Issuer’s exercise of the Issuer’s legal defeasance option or covenant defeasance option in accordance with Section 7.01 or if the obligations of the Issuer and such Guarantor under this Indenture are discharged in accordance with the terms of this Indenture.

SECTION 9.03. Successors and Assigns. This Article 9 shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the Indenture Trustee and the Holders and their successors and assigns and, in the event of any transfer or assignment of rights by any Holder or the Indenture Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

SECTION 9.04. No Waiver. Neither a failure nor a delay on the part of the Indenture Trustee or the Holders in exercising any right, power or privilege under this Article 9 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Indenture Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which any of them may have under this Article 9 at law, in equity, by statute or otherwise.

SECTION 9.05. Modification. No modification, amendment or waiver of any provision of this Article 9, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Indenture Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstances.

SECTION 9.06. Non Impairment. The failure to endorse a Guarantee on any Note shall not affect or impair the validity thereof.

ARTICLE 10

SECURITY DOCUMENTS

SECTION 10.01. Collateral and Security Documents. The due and punctual payment of the principal of and interest on the Notes when and as the same shall be due and payable, whether on a Payment Date, at the Final Maturity Date, or by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest on the Notes and performance of all other Guaranteed Obligations of the Issuer and the Guarantors to the Holders or the Indenture Trustee under this Indenture, the Notes and the other Security Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Security Documents, which define the terms of the Liens that secure the Guaranteed Obligations. The Obligors hereby acknowledge and agree that the Indenture Trustee holds the Collateral in trust for the benefit of the Holders, pursuant to the terms of the Security Documents. Each Holder, by accepting a Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) as the same may be in effect or may be amended from time to time in accordance with their respective terms and this Indenture, and authorizes and directs the Indenture Trustee to enter into the Security Documents and to perform its obligations and exercise its rights thereunder in accordance therewith. The Issuer shall take, and shall cause the Guarantors to take, any and all actions reasonably required to cause the Security Documents to create and maintain at all times, as security for the Obligations of the Issuer and the Guarantors hereunder, a valid and enforceable perfected Lien on all of the Collateral, in favor of the Indenture Trustee for the benefit of the Holders under the Security Documents.

SECTION 10.02. Release of Collateral. (a) Subject to Sections 8.01 and 8.02 hereof, the Collateral may be released from the Lien and security interest created by the Security Documents at any time or from time to time in accordance with the provisions of the Security Documents or as provided hereby. The Issuer and the Guarantors will be entitled to a release of assets included in the Collateral from the Liens securing the Notes, and the Indenture Trustee shall release the same from such Liens at the Issuer’s sole cost and expense, under one or more of the following circumstances:

(1) to enable the Issuer or any Subsidiary to sell, exchange or otherwise dispose of any of the Collateral to the extent not prohibited under Section 4.06 or to the extent such transaction complies with Section 3.06;

(2) in the case of a Guarantor that is released from its Guarantee with respect to the Notes in accordance with this Indenture, the release of the property and assets of such Guarantor; or

(3) pursuant to an amendment or waiver in accordance with Article 8 of this Indenture.

Upon receipt of an Officers’ Certificate (and upon receipt, the Indenture Trustee may conclusively rely upon such Officers’ Certificate and shall have no duty to make any determination or investigation with respect to the contents thereof) certifying that all conditions precedent under this Indenture and the Security Documents, if any, to such release have been met and any necessary or proper instruments of termination, satisfaction or release have been prepared by the Issuer, the Indenture Trustee shall execute, deliver or acknowledge (at the Issuer’s expense) such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents

(b) At any time when an Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise), no release of Collateral pursuant to the provisions of this Indenture or the Security Documents will be effective as against the Holders.

SECTION 10.03. Permitted Releases Not To Impair Lien. The release of any Collateral from the terms hereof and of the Security Documents or the release of, in whole or in part, the Liens created by the Security Documents, will not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral or Liens are released pursuant to the applicable Security Documents and the terms of this Article 10. Each of the Holders acknowledges that a release of Collateral or a Lien in accordance with the terms of the Security Documents and of this Article 10 will not be deemed for any purpose to be in contravention of the terms of this Indenture.

SECTION 10.04. Suits To Protect the Collateral. Subject to the provisions of Article 6 hereof, the Indenture Trustee in its sole discretion and without the consent of the Holders, on behalf of the Holders, may take all actions it deems necessary or appropriate in order to:

(a) enforce any of the terms of the Security Documents; and

(b) collect and receive any and all amounts payable in respect of the Guaranteed Obligations of the Issuer hereunder.

Subject to the provisions of the Security Documents, the Indenture Trustee shall have power (but not the obligation) to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Indenture Trustee, in its sole discretion, may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Lien on the Collateral or be prejudicial to the interests of the Holders or the Indenture Trustee).

SECTION 10.05. Authorization of Receipt of Funds by the Indenture Trustee Under the Security Documents. The Indenture Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

SECTION 10.06. Purchaser Protected. In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Indenture Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 10 to be sold be under any obligation to ascertain or inquire into the authority of the Issuer or the applicable Guarantor to make any such sale or other transfer.

SECTION 10.07. Powers Exercisable by Receiver or Indenture Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 10 upon the Issuer or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or a Guarantor or of any officer or officers thereof required by the provisions of this Article 10; and if the Indenture Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Indenture Trustee.

SECTION 10.08. Release Upon Termination of the Issuer’s Obligations. In the event that the Issuer delivers to the Indenture Trustee, in form and substance reasonably acceptable to the Indenture Trustee, an Officers’ Certificate (and upon receipt, the Indenture Trustee may conclusively rely upon such Officers’ Certificate and shall have no duty to make any determination or investigation with respect to the contents thereof) certifying that (i) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest (including additional interest, if any), are paid, or (ii) all the obligations under this Indenture, the Notes and the Security Documents have been satisfied and discharged by complying with the provisions of Article 7, the Indenture Trustee shall deliver to the Issuer a notice stating that the Indenture Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral, and any rights it has under the Security Documents, and upon delivery of such notice, the Indenture Trustee shall be deemed not to hold a Lien in the Collateral on behalf of the Holders and shall do or cause to be done all acts reasonably necessary to release such Lien as soon as is reasonably practicable.

ARTICLE 11

MISCELLANEOUS

SECTION 11.01. Notices. (a) Any notice or communication required or permitted hereunder shall be in writing and delivered in person, via facsimile, via overnight courier or via first-class mail addressed as follows:

if to the Issuer:

Imperial Holdings, Inc.

5355 Town Center Road, Suite 701

Boca Raton, FL 33486

Attention of: Office of the General Counsel

Facsimile:

if to the Indenture Trustee:

Wilmington Trust, N.A., as Indenture Trustee

300 Park Street, Suite 390

Birmingham, Michigan 48009

Attention: Capital Markets Insurance Services

Facsimile: (248) 723-5424

Telephone: (248) 723-5422

E-mail: SpecializedInsurance@wilmingtontrust.com

The Issuer or the Indenture Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

(b) Any notice or communication mailed to a Holder shall be mailed, first class mail, to the Holder at the Holder’s address as it appears on the registration books of the Note Registrar and shall be sufficiently given if so mailed within the time prescribed.

(c) Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Indenture Trustee are effective only if received.

SECTION 11.02. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Indenture Trustee to take or refrain from taking any action under this Indenture, the Issuer shall furnish to the Indenture Trustee at the request of the Indenture Trustee (which request shall not be made unreasonably):

(a) an Officers’ Certificate in form reasonably satisfactory to the Indenture Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel in form reasonably satisfactory to the Indenture Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 11.03. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(a) a statement that the individual making such certificate or opinion has read such covenant or condition;

(b) a statement that, in the opinion of such individual, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(c) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials.

SECTION 11.04. When Notes Disregarded. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by or on behalf of any Group Companies shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Indenture Trustee shall be protected in relying on any such direction, waiver or consent, only Notes with respect to which the Indenture Trustee has actual knowledge are so owned shall be so disregarded. Subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination. Notwithstanding the foregoing, if any such Person or Persons owns 100% of all the Notes outstanding, such Notes shall not be so disregarded as aforesaid. On the Initial Issue Date and any Additional Issue Date the Issuer shall identify in writing to the Indenture Trustee which, if any, Notes are owned by or on behalf of Group Companies.

SECTION 11.05. Rules by Indenture Trustee and Note Registrar. The Indenture Trustee may make reasonable rules for action by or a meeting of the Holders. The Note Registrar may make reasonable rules for their functions.

SECTION 11.06. Legal Holidays. If a Payment Date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such Payment Date if it were a Business Day for the intervening period. If a Record Date is not a Business Day, the Record Date shall not be affected.

SECTION 11.07. GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF IMMUNITY. THIS INDENTURE, THE SECURITIES, THE SECURITY DOCUMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, THE RELATIONSHIP OF THE PARTIES HERETO AND THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) EXCEPT TO THE EXTENT THAT LOCAL LAW GOVERNS THE CREATION, PERFECTION, PRIORITY OR ENFORCEMENT OF SECURITY INTERESTS. The Issuer, the Guarantors, the Indenture Trustee, and, by its acceptance of a Note, each Holder (and holder of beneficial interests in a Note) hereby submit to the non-exclusive jurisdiction of the federal and state courts of competent jurisdiction in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Indenture or the transactions contemplated hereby.

SECTION 11.08. Successors. All agreements of the Issuer and each Guarantor in this Indenture and the Notes shall bind its successors. All agreements of the Indenture Trustee in this Indenture shall bind its successors.

SECTION 11.09. Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.

SECTION 11.10. Table of Contents; Headings. The table of contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 11.11. Indenture Controls. If and to the extent that any provision of the Notes limits, qualifies or conflicts with a provision of this Indenture, such provision of this Indenture shall control.

SECTION 11.12. Severability. In case any provision in this Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

IMPERIAL HOLDINGS, INC.

By:	/s/ Antony Mitchell
	Name:	Antony Mitchell
	Title:	Chief Executive Officer

[Indenture Signature Page]

GUARANTOR

HARBORDALE, LLC

By:	/s/ Antony Mitchell
Name:	Antony Mitchell
Title:	Chief Executive Officer

[Indenture Signature Page]

GUARANTOR

IMPERIAL LIFE AND ANNUITY SERVICES, LLC
By: Imperial Holdings, Inc., its sole member

By:	/s/ Antony Mitchell
Name:	Antony Mitchell
Title:	Chief Executive Officer

[Indenture Signature Page]

GUARANTOR

IMPERIAL PREMIUM FINANCE, LLC

By:	/s/ Antony Mitchell
Name:	Antony Mitchell
Title:	Chief Executive Officer

[Indenture Signature Page]

GUARANTOR

RED REEF ALTERNATIVE INVESTMENTS, LLC

By:	/s/ Antony Mitchell
Name:	Antony Mitchell
Title:	Chief Executive Officer

[Indenture Signature Page]

GUARANTOR

WASHINGTON SQUARE FINANCIAL, LLC

By:	/s/ Antony Mitchell
Name:	Antony Mitchell
Title:	Chief Executive Officer

[Indenture Signature Page]

GUARANTOR

IMPERIAL FINANCING & TRADING, LLC

By:	/s/ Antony Mitchell
Name:	Antony Mitchell
Title:	Chief Executive Officer

[Indenture Signature Page]

GUARANTOR

IMPERIAL LITIGATION FUNDING, LLC

By:	/s/ Antony Mitchell
Name:	Antony Mitchell
Title	Chief Executive Officer:

[Indenture Signature Page]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Indenture Trustee

By:	/s/ Robert Donaldson
Name:	Robert Donaldson
Title:	Vice President

[Indenture Signature Page – Wilmington Trust, National Association]

Schedule 1.01(a)

Deposit Accounts

Type of Account	Account Number	Name, Address and Telephone Number of Financial Institution	Contact Person
Investment/Operating		The Bank of New York Mellon Global Corporate Trust, 10161 Centurion Parkway, Jacksonville, FL 32256,	Bank of New York, Robert Lechner, Vice President

Schedule 1.01(b)

Pledged Subsidiaries

Company Name	Jurisdiction of Organization	Organizational Identification Number	Federal Identification Number
Harbordale, LLC	Delaware		45-2491400

Imperial Life and Annuity Services, LLC	Florida		20-5983054

Imperial Premium Finance, LLC	Florida		20-8044007

Red Reef Alternative Investments, LLC	Delaware		46-4120302

Washington Square Financial, LLC	Georgia		26-0207198

Imperial Finance & Trading, LLC	Florida		20-5328534

Imperial Litigation Funding, LLC	Florida		32-0187612

Schedule 4.03

Existing Indebtedness

None.

Schedule 4.07

Equityholders / Stockholders Agreements

None.

EXHIBIT A

FORM OF NOTE

IMPERIAL HOLDINGS, INC.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OR “BLUE SKY” LAWS OF ANY STATE AND HAS BEEN SOLD IN RELIANCE ON AN EXEMPTION PROVIDED IN THE SECURITIES ACT AND APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS; THEREFORE, THIS NOTE MAY NOT BE RESOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN A TRANSACTION EXEMPTED FROM REGISTRATION UNDER THE SECURITIES ACT, APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS AND UNTIL ANY ADDITIONAL TRANSFER RESTRICTIONS IN THE INDENTURE ARE SATISFIED.

Note No.: [ ]
CUSIP No: [ ]
Initial Note Balance: [ ]
Dated: [ ]

[Name of Purchaser]

Registered Holder

This Note (this “Note”) has been issued by Imperial Holdings, Inc., a Florida corporation (the “Issuer”) in the Initial Note Balance of [        ] (US$[        ]) to [Name of Purchaser] or its registered assigns. This Note is being issued pursuant to that certain Indenture (as amended, modified or otherwise supplemented from time to time in accordance with the terms thereof, the “Indenture”) dated as of November 10, 2014, by and among the Issuer, the Guarantors party thereto, and Wilmington Trust, National Association, a national banking association] as indenture trustee (the “Indenture Trustee”). Capitalized terms used but not defined herein shall have their respective meanings as set forth in the Indenture. This Note is entitled to the benefits of the Indenture. Reference is hereby made to the Indenture for a statement of the rights thereunder of the Issuer, the Indenture Trustee (in each capacity thereunder) and the Holders of the Notes, and the terms upon which the Notes are authenticated and delivered.

This Note shall accrue interest on the Note Balance of this Note at the Note Interest Rate calculated based on the actual number of days elapsed and a 360-day year. Except as set forth in the Indenture, interest on this Note shall be payable in cash in arrears on the Payment Date.

The Note Balance of this Note plus any accrued interest shall be due and payable on the Final Maturity Date, unless the Note Balance and accrued interest of this Note becomes due and payable at an earlier date by declaration of acceleration, call for redemption, or otherwise pursuant to the Indenture.

The Issuer shall have the option to prepay principal of this Note in accordance with the Indenture.

Subject to the terms of the Indenture, any interest, principal and other amounts payable on this Note shall be paid to the Person who, as of the close of business on the related Record Date, is the registered Holder of this Note. Payments of interest, principal and other amounts on this Note shall be made by check mailed on or before the related Payment Date to such Person at such Person’s address appearing on the Note Register or by wire transfer to such account as such Holder shall designate by written instruction received by the Indenture Trustee not later than five Business Days prior to the Record Date related to the applicable Payment Date.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note may be registered on the Note Register of the Note Registrar, upon surrender of this Note for registration of transfer at the offices of the Note Registrar maintained for such purpose, pursuant to the Indenture, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Note Registrar and in substance as specified in the Indenture duly executed by the Holder of this Note or such Holder’s attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and of the same class and Note Balance as the surrendered Note will be issued to the designated transferee or transferees.

The Indenture Trustee and any agent of the Indenture Trustee may treat the Person in whose name this Note is registered as the Holder hereof for all purposes, whether or not this Note be overdue, and neither the Indenture Trustee nor any such agent shall be affected by notice to the contrary.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof for the purpose of adding to, changing or eliminating certain provisions of the Indenture or of modifying the rights of the Holders thereunder with the consent of Holders as specified in the Indenture. Any such consent or waiver thereof shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

It is understood and agreed by the Holder of this Note that (a) this Note is being authenticated and delivered by the Indenture Trustee in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as a personal representation, undertaking or agreement by the Indenture Trustee but is made and intended for the purpose of binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on Wilmington Trust, National Association, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the Holder hereof and by any person claiming by, through or under the Holder hereof, and (d) under no circumstances shall Wilmington Trust, National Association, be personally liable for the payment of any indebtedness or expense of the Issuer or any other Person or be liable for the breach or failure of any warranty or covenant made or undertaken by the Issuer or any other Person under this Note or the Indenture.

This Note and the Indenture shall be construed in accordance with, and governed by, the laws of the State of New York, without regard to the conflict of law provisions thereof, other than 5-1401 and 5-1402 of the General Obligations Law of the State of New York.

Unless the certificate of authentication hereon has been executed by the Indenture Trustee (or the Indenture Trustee’s Authenticating Agent designated pursuant to the terms of the Indenture) whose name appears below by manual signature, this Note shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

[Signature follows on next page.]

IN WITNESS WHEREOF, Imperial Holdings, Inc. has caused this Note to be duly executed.

IMPERIAL HOLDINGS, INC.

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture.

WILMINGTON TRUST, NATIONAL ASSOCIATION
as Indenture Trustee

By:
Name:
Title:

Dated: [                    ]

EXHIBIT B-1

FORM OF TRANSFEROR CERTIFICATE

[Date]

[NOTE REGISTRAR]

Re:	IMPERIAL HOLDINGS, INC.

12.875% Senior Secured Increasing Rate Notes (the “Notes”)

Ladies and Gentlemen:

This letter relates to the sale by the undersigned transferor[s] (the “Transferor[s]”) to the transferee(s) identified in Annex A hereto (the “Transferee(s)”) of the Note Balance(s) of Notes identified in Annex A hereto (the “Transferred Notes”). The Transferred Notes were issued pursuant to that certain Indenture (as amended, modified or otherwise supplemented from time to time in accordance with the terms thereof, the “Indenture”) dated as of November 10, 2014, by and among the Issuer, the Guarantors party thereto, Wilmington Trust, National Association, a national banking association as indenture trustee (the “Indenture Trustee”). All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Indenture.

The Transferor[s] hereby certif[y][ies], represent[s] and warrant[s] to you, as Note Registrar, and for the benefit of the Issuer, the Indenture Trustee and the Transferee(s), that (X) the Transferred Notes are being transferred (i) in accordance with the transfer restrictions set forth in the Indenture and (ii) in reliance upon and in compliance with an exemption from the registration requirements of the Securities Act and the regulations promulgated thereunder and (Y) if the Transferor is the Investor, upon the transfer of the Transferred Notes to the Transferee[s], the Transferor shall still hold at least 50.1% of the aggregate principal amount of then outstanding Notes.

B-1

TRANSFEROR[S]

[Name of Transferor]

By:
Name:
Title:

cc:

B-1

ANNEX A

DESCRIPTION OF NOTES

Transferor[s]	Transferee(s)	Note Balance of Notes Transferred

B-1

EXHIBIT B-2

FORM OF TRANSFEREE CERTIFICATE

[Date]

[NOTE REGISTRAR]

Re:	IMPERIAL HOLDINGS, INC.

12.875% Senior Secured Increasing Rate Notes (the “Notes”)

Ladies and Gentlemen:

This letter relates to the sale by the holder(s) of the Notes described in Annex A hereto (the “Transferor(s)”) to the undersigned transferee[s] (the “Transferee[s]”) of the Note Balance(s) of Notes identified in Annex A hereto (the “Transferred Notes”). The Transferred Notes were issued pursuant to that certain Indenture (as amended, modified or otherwise supplemented from time to time in accordance with the terms thereof, the “Indenture”) dated as of November 10, 2014, by and among the Issuer, the Guarantors party thereto, Wilmington Trust, National Association, a national banking association as indenture trustee (the “Indenture Trustee”). All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Indenture.

In connection with our proposed purchase of $         aggregate Note Balance of Transferred Notes, we confirm that:

1. We understand that any subsequent transfer of the Transferred Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Transferred Notes or any interest therein except in compliance with, such restrictions and conditions and the United States Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the offer and sale of the Transferred Notes have not been registered under the Securities Act, and that the Transferred Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Transferred Notes or any interest therein, we will do so only in accordance with the Securities Act and the regulations promulgated thereunder, and that prior to such transfer the applicable purchaser shall furnish (or have furnished on its behalf by a U.S. broker dealer) to you and to the Issuer a signed letter substantially in the form of this letter.

3. We understand that, on any proposed resale of the Transferred Notes or beneficial interest therein, we will be required to furnish to you and the Issuer such certifications, legal opinions and other information as you and the Issuer may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Transferred Notes purchased by us will bear a legend to the foregoing effect.

B-2

4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Transferred Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5. We are acquiring the Transferred Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Issuer are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

TRANSFEREE[S]

[Insert Name of Acquiring Investor]

By:
Name:
Title:

B-2

ANNEX A

DESCRIPTION OF NOTES

Transferor(s)	Transferee[s]	Note Balance of Notes Transferred

B-2

EXHIBIT C

INDENTURE TRUSTEE SIGNATURE PAGE LEGEND

It is expressly understood and agreed by the parties hereto that (i) this [specify name of agreement] is executed by Wilmington Trust, National Association, not in its individual capacity but solely as Indenture Trustee under that certain Indenture, dated as of                      , 2014 (in such capacity, the “Trustee”), (ii) in no event shall Wilmington Trust, National Association, in its individual capacity have any liability for the representations, warranties, covenants, agreements or other obligations of the seller hereunder, as to all of which recourse shall be had solely to the assets of such seller, (iii) in no event shall the Trustee have any obligation to perform any of the obligations and covenants of the seller under this [specify name of agreement], and (iv) under no circumstances shall the Trustee be personally liable for the payment of any indebtedness or expenses of the seller under this [specify name of agreement].